EXHIBIT 4.5

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

AMENDED AND RESTATED

CROSS-LICENSE AGREEMENT

Between

ALNYLAM PHARMACEUTICALS, INC.

And

PROTIVA BIOTHERAPEUTICS INC.

Dated: May 30, 2008

AMENDED AND RESTATED CROSS-LICENSE AGREEMENT

This Amended and Restated Cross-License Agreement (this “Agreement”) is entered into as of May 30, 2008, by and between ALNYLAM PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware having a principal office at 300 Third Street, Cambridge, MA 02142, U.S.A., and PROTIVA BIOTHERAPEUTICS INC., a Canadian corporation, having a principal office at 100-3480 Gilmore Way, Burnaby, B.C., Canada.

RECITALS

WHEREAS, ALNYLAM owns or controls certain intellectual property covering fundamental aspects of the structure and uses of therapeutic products that (a) function through RNA interference (“RNAi”), including but not limited to compositions and methods of use of siRNAs (defined below), or (b) are, or function through the modulation of, miRNAs (as defined below); and ALNYLAM is developing capabilities to develop and commercialize such therapeutic products;

WHEREAS, PROTIVA owns or controls certain intellectual property covering certain targeted nucleic acid delivery technology known as Stable Nucleic Acid Lipid Particle technology (the “SNALP Technology”) which is useful for the delivery of a variety of therapeutic products that function through RNAi or are, or function through the modulation of, miRNA, and is also engaged in the business of discovering, developing, manufacturing and commercializing human therapeutic products;

WHEREAS, ALNYLAM and PROTIVA are parties to a Cross-License Agreement dated as of August 14, 2007 (the “Original Cross-License Agreement”) under which:

(i) ALNYLAM granted PROTIVA non-exclusive licenses under certain ALNYLAM intellectual property to research, develop and commercialize products directed at up to four Targets (as defined below). PROTIVA selected the PLK Target and the Second Target (each as defined below) prior to the effective date of this Agreement, and has the right to select two additional Targets, subject to ALNYLAM’s obligations to Third Parties (as defined below) and the terms of this Agreement;

(ii) PROTIVA granted ALNYLAM a non-exclusive license under certain of PROTIVA’s intellectual property related to delivery technologies also known as SNALP Technology with application to one or more products to be researched, developed and commercialized by ALNYLAM alone or in partnership with Third Parties; and

(iii) ALNYLAM agreed to support certain research and development activities to be conducted by PROTIVA over a [*]-year period to develop RNAi products to be delivered using PROTIVA’s technology, and obtained a non-exclusive license under certain PROTIVA intellectual property to further develop and commercialize the products that are the subject of such research and development activities;

WHEREAS, following the execution of the Original Cross-License Agreement, PROTIVA entered into a settlement agreement (the “Merck Settlement Agreement”) with Merck

1	*Confidential Treatment Requested.

& Co. and its affiliated companies (including without limitation Sirna Therapeutics, Inc., whether or not it remains affiliated with Merck & Co.) (collectively, the “Merck Entities”) effective as of October 9, 2007, under which, among other things, PROTIVA granted to the Merck Entities a non-exclusive license to certain intellectual property of PROTIVA;

WHEREAS, ALNYLAM and TEKMIRA Pharmaceuticals Corporation (as successor in interest to Inex Pharmaceuticals Corporation) (“TEKMIRA”) are parties to a License and Collaboration Agreement dated as of January 8, 2007 (the “Original ALNYLAM-TEKMIRA License Agreement”), which as a condition to ALNYLAM’s agreement to enter into this Agreement, is being amended and restated concurrently with this Agreement (as so amended and restated, the “ALNYLAM-TEKMIRA License Agreement”);

WHEREAS, on March 28, 2008, TEKMIRA, PROTIVA and all holders of securities of PROTIVA entered into a Share Purchase Agreement (the “Purchase Agreement”) pursuant to which, upon completion of the transactions contemplated therein (the “Closing”), TEKMIRA will purchase all of the outstanding shares of capital stock of PROTIVA and PROTIVA will become a wholly-owned subsidiary of TEKMIRA;

WHEREAS, following the execution and delivery of the Purchase Agreement, and as a condition to Closing thereunder, TEKMIRA entered into a subscription agreement with ALNYLAM (the “ALNYLAM Subscription Agreement”) and a subscription agreement with F. Hoffmann-La Roche Ltd (“ROCHE”) (the “ROCHE Subscription Agreement”), pursuant to which ALNYLAM and ROCHE have each, separately, agreed to purchase certain shares of TEKMIRA’s common stock upon the Closing if certain conditions are met;

WHEREAS, as a condition to the effectiveness of the ALNYLAM Subscription Agreement, ALNYLAM has agreed to enter into this Agreement on the terms and conditions contained herein, including but not limited to, the Parties’ agreement to harmonize the license grants from PROTIVA to ALNYLAM contained in this Agreement with certain license grants from TEKMIRA to ALNYLAM in the ALNYLAM-TEKMIRA License Agreement and the Parties’ agreement to harmonize the royalty and milestone payment obligations of the Parties with the obligations of TEKMIRA and ALNYLAM contained in the ALNYLAM-TEKMIRA License Agreement; and

WHEREAS, concurrent with the execution of this Agreement, the Parties have entered into an escrow agreement (the “Escrow Agreement”) pursuant to which the original signature pages to this Agreement and the fully-executed ALNYLAM-TEKMIRA License Agreement, among other agreements, shall be placed into escrow and shall be either (i) released from escrow and delivered to the appropriate parties pursuant to the terms of the Escrow Agreement and, thereafter, this Agreement shall become effective, or (ii) each Party’s original signature pages shall be returned to it pursuant to the terms of the Escrow Agreement and this Agreement will never become fully executed, delivered or effective.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, ALNYLAM and PROTIVA enter into this Agreement effective as of the Effective Date (defined below) and subject to the terms of Section 12.1:

ARTICLE I – DEFINITIONS

General. When used in this Agreement, each of the following terms, whether used in the singular or plural, will have the meanings set forth in this Article I.

1.1 Act means the United States Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§321 et seq., as such may be amended from time to time, and its implementing regulations.

1.2 Active Internal Development Program, with respect to a particular RNAi Product or miRNA Product, means that the following criteria have been satisfied, as of the relevant time under this Agreement:

(a)	an active program of Research, Development or Commercialization with respect to such RNAi Product or miRNA Product has been commenced and remains in effect internally at ALNYLAM or its Affiliates; and

(b)	if such program has not previously established preclinical proof-of-principle for such RNAi Product or miRNA Product, ALNYLAM or its Affiliates have committed to conduct such program at least through the completion of significant preclinical proof-of-principle testing of a specific Formulation for such RNAi Product or miRNA Product.

1.3 Affiliate means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes of the foregoing sentence, “control” will mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities, and (c) in any country where local law does not permit foreign entities to own stock or shares or have equity interest of fifty percent (50%) or more in such entities, the direct or indirect ownership or control of the maximum percentage of such stock or shares or equity interest as is permitted under local law.

1.4 ALNYLAM means Alnylam Pharmaceuticals, Inc., a Delaware corporation, its Affiliates (including its subsidiary, Alnylam U.S., Inc.), Alnylam Europe AG and its successors and assigns.

1.5 ALNYLAM Development Products means ALNYLAM Class 1 Development Products and ALNYLAM Class 2 Development Products.

1.6 ALNYLAM Field means, with respect to any Target, the use of prophylactic or therapeutic RNAi Products or miRNA Products against such Target for the prevention or treatment of human disease, and related Research, Development and Commercialization.

1.7 ALNYLAM Partnered Product means an RNAi Product or miRNA Product, as the case may be, that is at the relevant time being Researched, Developed, and/or Commercialized by ALNYLAM with the participation or sponsorship of one or more Third Parties or, prior to the end of the Restriction Period, TEKMIRA. For clarity, it is understood and agreed that no RNAi

Product or miRNA Product developed or to be developed in a project or arrangement in which all or substantially all of ALNYLAM’s contributions or anticipated contributions are or will be in the form of the grant by ALNYLAM of licenses or sublicenses to one or more intellectual properties will be considered an ALNYLAM Partnered Product.

1.8 ALNYLAM Patent Rights means (a) the patents and patent applications listed on Exhibit A-1 and all patent applications hereafter filed that derive priority from the patents and patent applications listed on Exhibit A-1, including all continuations, continuations-in-part, divisions, applications for certificate of invention, provisionals, or any substitute applications, any patents issued with respect to any such patent applications; and all reissues, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, certificates of invention and patents of addition of any such patents; and all foreign equivalents of any of the foregoing; and (b) the Exclusively Licensed Tekmira IP. Moreover, solely with respect to the PROTIVA Development Target that is the Second Target, ALNYLAM Patent Rights will also include the patents and patent applications listed on Exhibit A-1-A and all patent applications hereafter filed by ALNYLAM that derive priority from the patents and patent applications listed on Exhibit A-1-A, including all continuations, continuations-in-part, divisions, applications for certificate of invention, provisionals, or any substitute applications, any patents issued with respect to any such patent applications; and all reissues, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, certificates of invention and patents of addition of any such patents; and all foreign equivalents of any of the foregoing.

1.9 ALNYLAM Target means any Target that is neither the PLK Target nor a PROTIVA Development Target, nor a Tekmira Development Target under (and as defined in) the ALNYLAM-TEKMIRA License Agreement; provided, however, that the exclusion of the PLK Target will not apply if PROTIVA provides notice to ALNYLAM that PROTIVA is terminating its license rights under this Agreement with respect to RNAi Products or miRNA Products for the PLK Target.

1.10 Approval means, with respect to each Licensed Product Developed and Commercialized, the receipt of sufficient authorization from the appropriate regulatory authority on a country-by-country basis to market and sell such Licensed Product in a country, including (where necessary in a particular country prior to marketing a Licensed Product) all separate pricing and/or reimbursement approvals that may be required for marketing

1.11 Biodefense Targets means (a) a Target within the genome of one or more Category A, B and C pathogens, as defined by the National Institute of Allergy and Infectious Diseases, including without limitation, pathogens listed on Schedule 1.15 to the ALNYLAM-TEKMIRA License Agreement, but specifically excluding influenza virus, or (b) an endogenous cellular Target against which ALNYLAM Develops and/or Commercializes an ALNYLAM Development Product that is a Licensed Product for commercial supply to one or more Funding Authorities.

1.12 Bona Fide Collaboration means a collaboration between a Party and one or more Third Parties involving the Research and Development of one or more RNAi Products (and/or miRNA Products in the case of ALNYLAM) and established under a written agreement in which (i) the scope of the licenses granted, and financial or other commitments of value, are of material value to such Party, and (ii) such Party undertakes and performs substantial, mutual research activity with the Third Party. For purposes of clarity, it is understood and agreed that no collaboration in which all or substantially all of ALNYLAM’s contributions or anticipated contributions are or will be in the form of the grant by ALNYLAM of licenses or sublicenses to one or more intellectual properties will be considered a Bona Fide Collaboration.

1.13 Commercialize or Commercialization means any and all activities directed to manufacturing (including, without limitation, by means of contract manufacturers), marketing, promoting, distributing, importing, exporting and selling an RNAi Product (and/or an miRNA Product in the case of ALNYLAM), in each case for commercial purposes, and activities directed to obtaining pricing and reimbursement approvals, as applicable.

1.14 Commercially Reasonable Efforts means the level of efforts and resources that would be employed by ALNYLAM or PROTIVA as the case may be in connection with Researching, Developing, and Commercializing its own products of similar market potential at a similar stage of its product life, taking into account the apparent attributes of the molecule, the competitiveness of the relevant marketplace, the proprietary positions of Third Parties, regulatory structures, including the likelihood of obtaining an Approval, and the anticipated profitability of such product.

1.15 Confidential Information means all proprietary or confidential information and materials, patentable or otherwise, of a Party which are disclosed by or on behalf of such Party to the other Party hereunder, including, without limitation, chemical substances, formulations, techniques, methodology, equipment, data, reports, know how, sources of supply, patent positioning, business plans, and also including without limitation proprietary and confidential information of Third Parties in possession of such Party under an obligation of confidentiality, whether or not related to making, using or selling RNAi Products or miRNA Products.

1.16 Develop, Developing or Development means with respect to an RNAi Product (and/or an miRNA Product in the case of ALNYLAM), preclinical and clinical drug development activities, including without limitation: test method development and stability testing, toxicology, formulations, manufacturing scale-up, preclinical and clinical manufacture, quality assurance/quality control development, statistical analysis and report writing; clinical studies and regulatory affairs; Approval and registration.

1.17 Exclusively Licensed Tekmira IP shall have the meaning ascribed to it in the ALNYLAM-TEKMIRA License Agreement.

1.18 FDA means the United States Food and Drug Administration or any successor agency thereto.

1.19 Field means, with respect to the PLK Target and any PROTIVA Development Target, the use of prophylactic or therapeutic RNAi Products against such Target for the prevention or treatment of human disease, and related Research, Development and Commercialization.

1.20 First Commercial Sale means, with respect to each Licensed Product, the first commercial sale in a country as part of a nationwide introduction after receipt by a Product Seller (as defined below) of Approval in such country, excluding de minimis named patient and compassionate use sales.

1.21 Formulation means a particular SNALP formulation, characterized by its components and its unique ratios among components.

1.22 Funding Authorities means the United States Department of Health and Human Services or other United States or foreign government or international agencies responsible for requesting, approving and/or funding the development and manufacture of products for biodefense purposes.

1.23 GAAP means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated, financial references shall be calculated by the accrual method under GAAP.

1.24 Generic Claim means a claim in an issued or pending patent that meets the following criteria:

(a) the claim recites a nucleic acid-lipid particle comprising: an siRNA or miRNA, at least one cationic lipid, at least one non-cationic lipid, and a conjugated lipid that inhibits aggregation of particles, and/or methods or uses of such particle in the delivery of siRNA or miRNA; and

(b) the claim does not recite any Particular Moiety or any particular or specific cationic lipid, non-cationic lipid, or conjugated lipid.

1.25 IND or Investigational New Drug Application means a United States investigational new drug application or its equivalent or any corresponding foreign application.

1.26 Joint Patent Rights means all patents and patent applications to the extent specifically claiming inventions or improvements discovered or reduced to practice jointly by PROTIVA and ALNYLAM (as determined in accordance with U.S. patent law) directly in the course of work conducted after the Original Effective Date and before the Effective Date by them under the Second Target Research Plan or under the R&D Research Plan, or conducted after the Effective Date by them whether or not under the PLK Research Plan or the R&D Research Plan, together with all patent applications hereafter filed that derive priority from such patents and patent applications, including all continuations, continuations-in-part, divisions, applications for certificate of invention, provisionals, or any substitute applications, any patents issued with respect to any such patent applications; and all reissues, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, certificates of invention and patents of addition of any such patents; and all foreign equivalents of any of the foregoing.

1.27 Joint Steering Committee or JSC means the committee described in Section 6.1 of this Agreement.

1.28 Lead Formulation is a Formulation that has been identified by PROTIVA and ALNYLAM as being the end product of PROTIVA’s and ALNYLAM’s work under the R&D Research Plan (and, if ALNYLAM exercises its Opt-In Right, also under the PLK Research

Plan) for a particular ALNYLAM siRNA payload(s) directed at a particular Target. It is expected that formulated materials using a number of different initial Formulations would be delivered by PROTIVA to ALNYLAM, tested by ALNYLAM, and (on the basis of such tests, and subsequent iterative tests if needed) culled or otherwise adjusted by PROTIVA to the point where both parties believe that no further formulation adjustments, or improvements are anticipated under the R&D Research Plan (or, as applicable, the PLK Research Plan). That Formulation is the Lead Formulation in that situation.

1.29 Licensed Information means all biological materials and other tangible materials, information, data, inventions, practices, methods, protocols, formulas, formulations, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including without limitation pharmacological, toxicological and preclinical and clinical test data and analytical and quality control data, patentable or otherwise, which relates to the identification, characterization, optimization, construction, expression, formulation, use or production of RNAi Products or miRNA Products and Formulations thereof and which are reasonably useful or necessary to Research, Develop, or Commercialize such RNAi Products or miRNA Products in the Territory in the ALNYLAM Field and are controlled by PROTIVA; provided, however, that in no event shall Licensed Information include Confidential Information of PROTIVA with respect to, or methods for the development of, the chemistry, formulation or manufacture of RNAi Products or miRNA Products beyond the scope of the information, materials and data described in Appendix II.

1.30 Licensed Product means: (a) with respect to PROTIVA and its Affiliates and Sublicensees, an RNAi Product, the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which, where and when occurring, would, but for the grant of a license or sublicense from ALNYLAM, infringe a Valid Claim of the ALNYLAM Patent Rights; and (b) with respect to ALNYLAM and its Affiliates and Sublicensees, an RNAi Product or miRNA Product, the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which, where and when occurring, would, but for the grant of a license or sublicense from PROTIVA, infringe a Valid Claim of the PROTIVA Patent Rights.

1.31 Major Market means, individually and collectively, the United States, Canada, the United Kingdom, France, Germany, Italy, Spain and Japan.

1.32 miRNA Product means a product containing, comprised of or based on native or chemically modified RNA oligomers designed to either modulate microRNA transcripts (“miRNA”) and/or provide the function of an miRNA.

1.33 Necessary Third Party IP means, with respect to any country in the Territory, on a country-by-country basis, information, materials, data, know-how or patent rights (including, without limitation, all rights in patents and patent applications) in such country owned or controlled by a Third Party that in the absence of a license would be infringed through the manufacture, use or sale of, as applicable, (a) ALNYLAM Development Products that are Licensed Products; (b) PROTIVA Development Products; and (c) Licensed Products for the PLK Target; provided, however, that, for clarity, in each of (a), (b) and (c) above, information, materials, data, know-how or patent rights (including, without limitation, all rights in patents and patent applications) in such country owned or controlled by TEKMIRA and licensed to ALNYLAM under the ALNYLAM-TEKMIRA License Agreement shall not be considered Necessary Third Party IP.

1.34 Net Sales means, with respect to any Licensed Products, the gross amount invoiced, with respect to Articles II and III hereof, by PROTIVA, its Affiliates or Sublicensees, or, with respect to Article IV hereof, by ALNYLAM, its Affiliates or Sublicensees (in each case, a “Product Seller”) on sales or other dispositions of such Licensed Products to Third Parties which are not Affiliates or Sublicensees of the Product Seller, less, (a) to the extent allowed and taken, sales returns and allowances, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions; (b) adjustments arising from consumer discount programs or similar programs, or arising in connection with any Discount or Savings Program (as defined below); (c) customs or excise duties, sales tax, consumption tax, value added tax, and other similar taxes (except income taxes) measured by the production, sale, or delivery of goods; (d) duties relating to sales and any payments in respect of sales to the United States government, any State government or any foreign government, or to any governmental authority, or with respect to any government subsidized program or managed care organization; and (e) charges for freight and insurance related to the return of Licensed Products and not otherwise paid by the customer. For purposes of this definition of “Net Sales” only, “Discount or Savings Program” means any discount, rebate or reimbursement program applicable to a Licensed Product under which the Product Seller provides to low income, uninsured or other patients the opportunity to purchase pharmaceutical products at discounted prices.

In the event that a Licensed Product is sold in any country in the form of a combination product containing one or more therapeutically active ingredients in addition to such Licensed Product in any year, Net Sales of such combination product will be adjusted by multiplying actual Net Sales of such combination product in such country by the fraction A/(A+B), where A is the average Net Sales price per daily dose during such year of the Licensed Product in such country, if sold separately in such country, and B is the average Net Sales price per daily dose of any product containing the other therapeutically active ingredients in the combination product in such country, if sold separately in such country. If, in a specific country, the product containing the other therapeutically active ingredients in the combination product are not sold separately in such country, Net Sales will be calculated by multiplying actual Net Sales of such combination product by the fraction A/C, where A is the average Net Sales price per daily dose of the Licensed Product in such country and C is the average Net Sales price per daily dose of the combination product in such country. If, in a specific country, the Licensed Product is not sold separately in such country, Net Sales will be calculated by multiplying actual Net Sales of such combination product by the fraction (C-B)/C, where B is the average Net Sales price per daily dose of the product containing the other therapeutically active ingredients in the combination product in such country and C is the average Net Sales price per daily dose of the combination product in such country. If, in a specific country, both the Licensed Product and the product containing the other therapeutically active ingredients in the combination product are not sold separately in such country, the Net Sales price for the Licensed Product and the product containing the other therapeutically active ingredients in the combination product will be negotiated by the Parties in good faith based upon the costs, overhead and profit as are then incurred for the Licensed Product and all similar substances then being made and marketed by the selling Party and having an ascertainable market price.

In the event a Product Seller receives non-monetary consideration in exchange for the sale or other disposition of Licensed Products to Third Parties that are not Affiliates or Sublicensees of the Product Seller, Net Sales for such sale or other disposition shall include the fair market value of the non-cash consideration received as a result of such sale or other disposition. If such sale or other disposition occurred in a country where such Product Seller, within the preceding six months, sold the same Licensed Product in commercial quantities solely for monetary consideration, the fair market value of the non-cash consideration received for such Licensed Product shall be determined on the basis of the value received in such solely monetary transactions. If such Product Seller did not have sales or other dispositions of Licensed Product in such country solely for monetary consideration in such six-month period, then the fair market value of such products shall be determined on the basis of all relevant facts and circumstances.

In the event that the Product Seller prices and sells Licensed Products in conjunction with other products of such Product Seller at a single price or rate or at a discount for collectively buying such products, then Net Sales with respect to such Licensed Product shall equal the number of units of the Licensed Product sold together with the non-Licensed Products multiplied by the average Net Sales price at which the Product Seller sold the Licensed Product individually to similar customers for similarly sized orders.

Net Sales shall be determined from books and records maintained in accordance with generally accepted accounting principles in the United States, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.

1.35 Opt-In Period is defined in Section 2.8.

1.36 Opt-In Right is defined in Section 2.8.

1.37 Original Effective Date means August 14, 2007.

1.38 Particular Moiety means a specific nucleotide sequence of an RNAi Product or miRNA Product, in either case directed against a particular individual Target.

1.39 Party means either ALNYLAM or PROTIVA; Parties means both ALNYLAM and PROTIVA.

1.40 Phase I Clinical Trial means the first study of a Licensed Product in humans the primary purpose of which is the determination of safety and which may include the determination of pharmacokinetic and/or pharmacodynamic profiles in healthy individuals or patients.

1.41 Phase II Clinical Trial means (a) a study of dose exploration, dose response, duration of effect, kinetics or preliminary efficacy and safety study of a Licensed Product in the target patient population, or (b) a controlled dose-ranging clinical trial to evaluate further the efficacy and safety of such Licensed Product in the target population and to define the optimal dosing regimen.

1.42 Phase III Clinical Trial means a controlled study of a Licensed Product in patients of the efficacy and safety of such Licensed Product which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Approval to market such Licensed Product.

1.43 PLK Research Plan means the plan described in Section 2.3 of this Agreement.

1.44 PLK Target means polo-like kinase 1 as more specifically described in Appendix I.

1.45 PLK Term means the period of time commencing on the Effective Date and ending upon the expiration or abandonment of all issued patents and filed applications within the ALNYLAM Patent Rights or the earlier notice by PROTIVA to ALNYLAM that PROTIVA is terminating its license rights under this Agreement with respect to RNAi Products for the PLK Target.

1.46 PROTIVA means Protiva Biotherapeutics Inc., a Canadian corporation, its Affiliates (including its subsidiary, Protiva Biotherapeutics (USA), Inc., but excluding, solely for purposes of this definition, TEKMIRA), and its successors and assigns.

1.47 PROTIVA Patent Rights means:

(a)	the following (collectively the “Class 1 PROTIVA Patent Rights”):

(1)	the patents and patent applications listed on Exhibit A-2;

(2)	all Generic Claims as reflected in any of the patents and patent applications described in subsection 1.47(b)(i);

(3)	all Generic Claims as reflected in any patents or patent applications claiming intellectual property discovered or reduced to practice solely by PROTIVA directly in the course of work conducted by it following the Original Effective Date and prior to the Effective Date under the Second Target Research Plan or following the Effective Date under the PLK Research Plan (prior to, but not after, the end of the Opt-In Period, if ALNYLAM fails to exercise its Opt-In Right) or under the R&D Research Plan; and

(4)	all Generic Claims as reflected in any patents or patent applications claiming intellectual property owned or controlled by PROTIVA and that are useful or necessary for Researching, Developing, or Commercializing an RNAi Product or miRNA Product in the ALNYLAM Field;

together with all Generic Claims in patent applications hereafter filed that derive priority from the patents and patent applications described in (1), (2), (3) or (4) above, including all continuations, continuations-in-part, divisions, applications for certificate of invention, provisionals, or any substitute applications, any Generic Claims in patents issued with respect to any such patent applications; and all reissues, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, certificates of invention and patents of addition of any such claims; and all foreign equivalents of any of the foregoing; and

(b)	the following (collectively the “Class 2 PROTIVA Patent Rights”):

(1)	claims (other than Generic Claims and Target-Specific Claims) as reflected in the patents and patent applications listed on Exhibit A-3;

(2)	claims (other than Generic Claims) as reflected in all patents and patent applications claiming intellectual property discovered or reduced to practice solely by PROTIVA directly in the course of work conducted by it following the Original Effective Date and prior to the Effective Date under the Second Target Research Plan or following the Effective Date under the PLK Research Plan (prior to, but not after, the end of the Opt-In Period, if ALNYLAM fails to exercise its Opt-In Right) or under the R&D Research Plan; and

(3)	claims (other than Generic Claims and Target-Specific Claims) as reflected in all patents and patent applications claiming intellectual property owned or controlled by PROTIVA and that is useful or necessary for Researching, Developing, or Commercializing an RNAi Product or miRNA Product in the ALNYLAM Field,

together with all claims (other than Generic Claims and Target-Specific Claims) in patent applications hereafter filed that derive priority from the patents and patent applications described in (1) or (3) above, and all claims (other than Generic Claims) in patent applications hereafter filed that derive priority from the patents and patent applications described in (2) above, including all continuations, continuations-in-part, divisions, applications for certificate of invention, provisionals, or any substitute applications, any claims (other than Generic Claims) in patents issued with respect to any such patent applications; and all reissues, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates, certificates of invention and patents of addition of any such claims; and all foreign equivalents of any of the foregoing.

1.48 R&D Program Product means the Formulations that are related to RNAi Product(s) and/or miRNA Products(s) developed under the R&D Research Plan under this Agreement and/or under the Research Plan (as defined in the ALNYLAM-TEKMIRA License Agreement) for which ALNYLAM has established an Active Internal Development Program.

1.49 R&D Research Plan means the plan described in Section 5.4 of this Agreement.

1.50 Research or Researching means identifying, evaluating, validating and optimizing RNAi Products (and/or miRNA Products in the case of ALNYLAM).

1.51 RNAi Product means a product containing, comprised of or based on siRNAs or siRNA derivatives or other double-stranded moieties effective in gene function modulation and designed to modulate the function of particular genes or gene products by causing degradation through RNA interference of a Target mRNA to which such siRNAs or siRNA derivatives or moieties are complementary.

1.52 Royalty Quarter means each of the four (4) calendar quarters that begin January 1, April 1, July 1 and October 1 of each year

1.53 Second Target means the Target described in Appendix I.

1.54 Second Target Research Plan means the research plan for the Second Target described in the Original Cross-License Agreement, and in effect as of the Effective Date.

1.55 siRNA means a double-stranded ribonucleic acid (RNA) composition designed to act primarily through an RNA interference mechanism that consists of either (a) two separate oligomers of native or chemically modified RNA that are hybridized to one another along a substantial portion of their lengths, or (b) a single oligomer of native or chemically modified RNA that is hybridized to itself by self-complementary base-pairing along a substantial portion of its length to form a hairpin.

1.56 Sublicensee means a Third Party that is not an Affiliate of a Party, to whom such Party (or another permitted sublicensee of such Party under this Agreement) grants a sublicense of all or a portion of the rights licensed to it hereunder as permitted herein, including the right to manufacture or have manufactured a Licensed Product. A Sublicensee will be deemed to include any Third Party who is granted a sublicense hereunder by such Party pursuant to the terms of the outcome or settlement of any infringement or threatened infringement action.

1.57 Target means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide, together with all variants of such polypeptide, cellular entity or nucleic acid described above; (b) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a microorganism, virus, bacterium, or single cell parasite shall be regarded as a single Target; or (c) a naturally occurring interfering RNA or miRNA or precursor thereof.

1.58 Target-Specific Claim means a claim in an issued or pending patent that recites one or more specified Particular Moiety(ies).

1.59 Territory means worldwide. For clarity, at any time the Territory will not include any country to which the exportation or re-exportation of materials, products and related technical data covered by this Agreement is restricted by the laws, rules or executive orders of the federal government of the United States, which restriction has not been removed or waived.

1.60 Third Party(ies) means any person or entity other than PROTIVA, ALNYLAM, and their respective Affiliates.

1.61 Valid Claim means (a) any claim in an issued and unexpired patent within the ALNYLAM Patent Rights or PROTIVA Patent Rights, as applicable, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which has not been admitted by the holder of the patent to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise and (b) a patent application within the ALNYLAM Patent Rights or PROTIVA Patent Rights, as applicable, a claim of which has been pending less than five (5) years and which claim has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Additional Defined Terms	Section Reference
ALNYLAM Class 1 Development Product	4.1(a)
ALNYLAM Class 2 Development Product	4.1(b)
ALNYLAM Data	5.6
ALNYLAM Indemnitee	10.1
ALNYLAM-TEKMIRA License Agreement	Recitals
ALNYLAM Subscription Agreement	Recitals
Analytical Report	5.4(b)
Class 1 PROTIVA Patent Rights	1.47(a)
Class 2 PROTIVA Patent Rights	1.47(b)
Change of Control	14.7
Closing	Recitals
Discount or Savings Program	13.7
Effective Date	12.1
Escrow Agreement	Recitals
Excluded Claim	14.2(a)
FTE	5.2
Follow-On Product	3.7
Licensee	9.1
Losses	10.1
Merck Entities	Recitals
Merck Restriction	2.1
Merck Settlement Agreement	Recitals
miRNA	1.33
Novartis	3.2
Novartis Agreement	3.2
Original ALNYLAM-TEKMIRA License Agreement	Recitals
Original Cross-License Agreement	Recitals
Product Seller	1.36
Prosecuting Party	7.2(c)
PROTIVA Development Product	3.1
PROTIVA Development Target	3.1

Additional Defined Terms	Section Reference
PROTIVA Indemnitee	10.2
Purchase Agreement	Recitals
Research Term	5.1
Restriction Period	13.1
Restricted Joint Invention	13.4
RNAi	Recitals
ROCHE	Recitals
ROCHE-NUTLEY	4.1(c)
ROCHE Sublicensee	4.1(c)
ROCHE Subscription Agreement	Recitals
Significant Pharmaceutical Company	14.6
SNALP Technology	Recitals
Substances	5.4(c)
Successful Biodefense Product	4.10
Successful Product	3.7
Target Response Notice	3.2
TEKMIRA	Recitals
Tekmira Development Target	1.9
Tekmira Facilities Option	13.2
Third Party Claim	7.8(a)
Transaction Document	12.2(e)

ARTICLE II - PLK LICENSE GRANT AND OPT-IN RIGHTS

2.1 License of ALNYLAM Patent Rights.

(a) Subject to the provisions of Article XIII, ALNYLAM grants to PROTIVA a non-exclusive royalty-bearing right and license under the ALNYLAM Patent Rights, subject to the terms and conditions of the in-license(s) identified on Exhibit B governing ALNYLAM’s rights, and under ALNYLAM’s interest in Joint Patent Rights, only for purposes of Researching, Developing and Commercializing RNAi Products for the PLK Target in the Field in the Territory. The license granted in this Section 2.1 will be in effect for the PLK Term.

(b) During the PLK Term and prior to the expiration of the Opt-In Period, PROTIVA will have no right to grant sublicenses to any Third Party under the license granted in this Section 2.1 without the prior written consent of ALNYLAM. Following the expiration of the Opt-In Period: (i) if ALNYLAM has duly exercised its Opt-In Right, such restriction on sublicensing will be continued and will be made part of the Parties’ co-development and co-commercialization agreement referred to in Section 2.8(a); and (ii) if ALNYLAM has not exercised its Opt-In Right, the license granted in this Section 2.1 will thereafter include the right for PROTIVA to grant a sublicense or sublicenses to one or more Third Parties, provided the sublicensed RNAi Product(s) either (a) incorporate or exploit material intellectual property rights (such as, without limitation, patents and/or Confidential Information) owned or controlled by PROTIVA, other than Valid Claims of the ALNYLAM Patent Rights and/or (b) are substantially developed by PROTIVA in a Bona Fide Collaboration with such Third Party. Notwithstanding the foregoing, (i) in no event may PROTIVA or its Affiliates grant a sublicense under any of the Exclusively Licensed Tekmira IP to the Merck Entities under the licenses granted in this Section 2.1 or Section 3.3 (the “Merck Restriction”) and (ii) in all events, any sublicense granted under this Section 2.1(b) shall be subject to the terms of Article XIII.

2.2 Retained Rights of ALNYLAM. ALNYLAM expressly retains any rights not expressly granted to PROTIVA under this Article II (or otherwise under this Agreement). ALNYLAM represents and warrants that it has the right to grant the license under the ALNYLAM Patent Rights provided in Section 2.1 with respect to the PLK Target.

2.3 PLK Research Plan. On or prior to the Effective Date PROTIVA has, with ALNYLAM’s approval, prepared a research plan setting out the primary activities to be conducted by PROTIVA with respect to the PLK Target (the “PLK Research Plan”). Such PLK Research Plan is attached to this Agreement as Exhibit C. PROTIVA will fund and be responsible for conducting all activities under the PLK Research Plan or otherwise warranted by the terms and conditions of this Agreement.

2.4 Role of JSC. The conduct of the PLK Research Plan will be coordinated by the Joint Steering Committee. The JSC will attempt to act by consensus in respect of all matters arising under or in connection with the PLK Research Plan. If such a consensus is not obtainable with respect to a matter, PROTIVA’s representatives on the JSC will, prior to an exercise by ALNYLAM of the Opt-In Right, have the deciding vote on that matter so long as they exercise such right in a manner that is consistent with this Agreement.

2.5 Conduct of Activities and Commercially Reasonable Efforts. PROTIVA shall use Commercially Reasonable Efforts to carry out Research, Development, and Commercialization of RNAi Products directed at the PLK Target on a sustained basis in a continuing program for Development and Commercialization during the PLK Term. The activities of PROTIVA’s Affiliates, Sublicensees, subcontractors, collaborators, transferees, and successors shall be attributed to PROTIVA for purposes of determining PROTIVA’s satisfaction of the foregoing diligence obligations. If PROTIVA uses any Third Party contract resources to conduct part or all of its activities under the PLK Research Plan, it shall obtain agreements from such contractor(s) providing for rights in favor of ALNYLAM, substantially equivalent to the rights ALNYLAM would have had if PROTIVA had done the work itself.

2.6 Regulatory Filings. PROTIVA, its Affiliates or Sublicensees will be responsible for preparing, filing, and prosecuting all appropriate governmental applications and/or filings to obtain Approval of RNAi Products for the PLK Target during the Opt-In Period. Except as may be otherwise agreed in the co-development agreement in the event that ALNYLAM exercises its Opt-In Right, PROTIVA, its Affiliates or Sublicensees will own and maintain all such applications and/or filings and Approvals of the RNAi Products for the PLK Target.

2.7 Reporting.

(a) General. Promptly after the Effective Date, and on an on-going basis thereafter (at least once each Calendar Quarter), PROTIVA will provide to ALNYLAM and the JSC all then-

existing Licensed Information in respect of RNAi Products for the PLK Target (including but not limited to preclinical pharmacology, toxicology, clinical and regulatory plans and data), to enable ALNYLAM to evaluate and decide whether to exercise its Opt-In Right with respect to co-development of RNAi Products for the PLK Target and to enable the JSC to assess the progress and direction of PROTIVA’s research activities.

(b) Clinical Events. PROTIVA will notify ALNYLAM in writing within five (5) business days of the dosing of the first patient in a Phase II Clinical Trial and in a Phase III Clinical Trial for each Licensed Product for the PLK Target.

2.8 Opt-In Right for Co-Development and Co-Commercialization.

(a) At any time during the period commencing on the Effective Date and ending sixty (60) days following the dosing of the first patient in a Phase II Clinical Trial in respect of an RNAi Product for the PLK Target or the selection of a back-up to such an RNAi Product (if applicable); or, if sooner, ending on the date on which ALNYLAM notifies PROTIVA that ALNYLAM does not intend to exercise its Opt-In Right (the “Opt-In Period”), ALNYLAM may exercise its right to co-develop and co-commercialize RNAi Products for the PLK Target with PROTIVA (“Opt-In Right”) by providing written notice to PROTIVA. Upon provision of such written notice, the Parties agree to negotiate and complete a written agreement providing for the co-development and co-commercialization of the RNAi Products for the PLK Target by the Parties in accordance with the terms and conditions set forth in Appendix IV to this Agreement. Upon the full execution of such agreement, the terms in Sections 2.10 and 2.11 of this Agreement will no longer apply. The Parties agree (i) that the terms and conditions set forth in Appendix IV will be binding on the Parties and in effect upon the exercise by ALNYLAM of its Opt-In Right and (ii) to use good faith efforts to complete the definitive agreement within [*] days following ALNYLAM’s exercise of its Opt-In Right.

(b) If ALNYLAM does not exercise its Opt-In Right or notifies PROTIVA in writing that it does not intend to exercise its Opt-In Right with respect to RNAi Products for the PLK Target, PROTIVA may, subject to the terms of Article XIII and the Merck Restriction, continue its activities under the PLK Research Plan and/or undertake different or altered activities in its discretion. Additionally, PROTIVA may at any time thereafter notify ALNYLAM in writing if PROTIVA wishes to terminate its license rights under this Agreement with respect to RNAi Products for the PLK Target. If ALNYLAM has not exercised its Opt-In Right or elects not to exercise its Opt-In Right, and if PROTIVA notifies ALNYLAM in writing that it wishes to terminate its license rights in respect of the PLK Target, rights granted to PROTIVA under the ALNYLAM Patent Rights with respect to the PLK Target herein will terminate immediately.

(c) PLK Research Plan Information and Materials. In the event that PROTIVA wishes to terminate its activities under the PLK Research Plan, PROTIVA will provide written notice to ALNYLAM. If such termination notice is made prior to the end of the Opt-In Period, PROTIVA will promptly provide to ALNYLAM all then-existing Licensed Information with respect to any Formulation with respect to the PLK Target, to the extent such Licensed Information has not previously been provided to ALNYLAM. For purposes of clarity, any activities of ALNYLAM in respect of the PLK Target after termination of PROTIVA’s license hereunder with respect to the PLK Target will be subject to the terms and conditions of Article IV of this Agreement to the extent relevant to the PROTIVA Patent Rights.

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2.9 Initial Fee. In connection with the rights granted and other terms of this Agreement, ALNYLAM has previously paid to PROTIVA three million U.S. dollars ($3,000,000) and PROTIVA acknowledges the full receipt of such payment.

2.10 Milestone Payments with Respect to Licensed Products for the PLK Target. With respect to Licensed Products for the PLK Target and the achievement by PROTIVA, its Sublicensees or Affiliates of the milestone events in the table below for Licensed Products for the PLK Target, PROTIVA will provide written notice to ALNYLAM of the occurrence of a milestone event within [*] business days of such event, and pay the indicated milestone fee to ALNYLAM within [*] days after the occurrence of the relevant event (all references are to U.S. dollars). Milestone payments will be due only once and only in respect of the first Licensed Product for the PLK Target being Developed by PROTIVA, or an Affiliate or Sublicensee for which the milestone event is achieved.

Milestone Event	Milestone Fee
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*	The due date of the payment for this milestone event will be upon the end of the Opt-In Period and only if ALNYLAM does not exercise the Opt-In Right.

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event.

2.11 Royalties on Licensed Products for the PLK Target.

(a) Royalties on Net Sales will be due and payable by PROTIVA to ALNYLAM on a Licensed Product-by-Licensed Product basis in respect of Licensed Products for the PLK Target and on a country-by-country basis in the Territory until the expiration of the last Valid Claim covering such Licensed Product in such country. Beginning with the first Royalty Quarter in which a First Commercial Sale in a country occurs, and during subsequent Royalty Quarters, running royalties are payable on Net Sales in the Territory in accordance with the applicable running royalty rates set out in subsections (b) of this Section 2.11. If at the time of the First Commercial Sale or at any time thereafter all of ALNYLAM’s Valid Claims covering a Licensed Product expire in a particular country, then such RNAi Product shall be royalty-free in such country; provided, however, that if one or more additional Valid Claims of ALNYLAM covering such Licensed Product thereafter issue in such country, such Licensed Product shall thereafter be royalty-bearing in such country for all Net Sales of such Licensed Product in such country occurring after the date of such issuance until expiration of such Valid Claims. No royalties will be payable more than once by PROTIVA with respect to any single unit of Licensed Product.

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(b) Subject to subsection (a) of this Section 2.11, royalties will be due to ALNYLAM in accordance with the applicable rate in the table below (all references are to U.S. dollars):

Aggregate Annual Net Sales	Royalty Rate
On the first [*]	[*]
On the subsequent [*]	[*]
On the subsequent [*]	[*]
Greater than [*]	[*]

(c) The royalties due to ALNYLAM under this Section 2.11 may be reduced on a country-by-country basis in the Territory by the amount of royalties due to Third Parties as a result of the in-license of Necessary Third Party IP; provided, however, that royalties due to ALNYLAM under this Section 2.11 may not be reduced by more than one-third of the royalties otherwise due (and will not in any case be reduced below [*] of the amount of royalties that would otherwise be due, e.g. for Net Sales up to and including [*] the minimum effective royalty rate would be [*]. For purposes of illustration only, if annual Net Sales of a License Product for the PLK Target are [*], and royalties due in respect of Necessary Third Party IP for the sale of such product total [*] of Net Sales (or [*]), royalties due to ALNYLAM may be reduced only by [*] which is determined as follows: maximum reduction is [*] of the royalty due on Net Sales of [*], calculated by [*].

2.12 Term of PLK License. Unless terminated sooner as described in Article XII, the term of the licenses granted to PROTIVA with respect to the PLK Target commenced on the Effective Date and ends upon the expiration or abandonment of all issued patents and filed applications within the ALNYLAM Patent Rights; provided, however, that following the expiration of such license at the end of such term, PROTIVA and its Affiliates or Sublicensees shall have the worldwide, perpetual and paid-up right to Research, Develop, and Commercialize any RNAi Product directed at the PLK Target to the extent not covered by other patent rights.

2.13 Effect upon Second Target Research Plan. The Parties hereby agree that, while PROTIVA may at its option continue work under the Second Target Research Plan and otherwise on the Second Target as a PROTIVA Development Target, ALNYLAM will no longer (as of the Effective Date) support that work, or by virtue of its payment of the Initial Fee, be deemed to be supporting that work.

ARTICLE III - Target-by-Target License to PROTIVA under ALNYLAM Patent Rights

3.1 PROTIVA Development Targets. During the [*] year period beginning on the Original Effective Date, PROTIVA may select up to three (3) Targets with respect to which PROTIVA shall Research, Develop and Commercialize RNAi Products directed to such Targets under the ALNYLAM Patent Rights (each such Target, a “PROTIVA Development Target”, and

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each such RNAi Product, a “PROTIVA Development Product”). For clarity, the Parties acknowledge that the three PROTIVA Development Targets shall be in addition to the three (3) Tekmira Development Targets that are the subject of the ALNYLAM-TEKMIRA License Agreement. The Parties acknowledge that the selection of each PROTIVA Development Target (other than the Second Target) is subject to Novartis’ right of first offer under the Novartis Agreement and to other binding ALNYLAM obligations to Third Parties pre-existing the date of PROTIVA’s notice to ALNYLAM of PROTIVA’s selection of such Target. Effective as of the Effective Date, the Parties hereby agree that the Second Target shall be one of the three (3) PROTIVA Development Targets under this Agreement, and that Section 3.2 will not be applicable to the Second Target.

3.2 Selection Process. The following process shall apply to the selection of PROTIVA Development Targets. As to Targets that are peptide entities, PROTIVA shall initially notify ALNYLAM in writing of the NCBI Gene ID number (or, if a NCBI Gene ID number is not available, the specific sequence of the proposed Target) of each Target nominated by PROTIVA for selection as a PROTIVA Development Target. As to Targets that are non-peptide entities, PROTIVA shall initially notify ALNYLAM in writing of the non-peptide entity. Within [*] business days following ALNYLAM’s receipt of a notice nominating a Target, ALNYLAM shall notify PROTIVA in writing (a “Target Response Notice”) whether such Target is either: (a) subject to a binding contractual obligation to a Third Party that would be breached by the inclusion of such Target as a PROTIVA Development Target under these terms, or (b) the subject of an Active Internal Development Program at ALNYLAM and such Active Internal Development Program was in existence as such prior to the receipt of such notice from PROTIVA and ALNYLAM determines in good faith that it intends to continue such Active Internal Development Program, and so notifies PROTIVA. If neither of these criteria applies, the Target shall be considered to have been successfully nominated as a PROTIVA Development Target. ALNYLAM shall use commercially reasonable efforts consistent with the terms of the Novartis Agreement to obtain Novartis’ consent to the selection by PROTIVA of such Target as a PROTIVA Development Target under these terms, and shall notify PROTIVA in writing as to whether or not such Target is available for license hereunder. If a Target submitted to ALNYLAM is not so available for license as a PROTIVA Development Target, then PROTIVA may nominate an additional Target as a PROTIVA Development Target, until two (2) PROTIVA Development Targets (in addition to the Second Target) have been identified and approved for selection pursuant to the foregoing procedure; provided, that PROTIVA may not have pending at any given time more than two (2) proposed Targets to ALNYLAM for evaluation pursuant to the foregoing procedure (in addition to any Tekmira Development Targets or candidate Tekmira Development Targets submitted or pending under the ALNYLAM-TEKMIRA License Agreement). Any Target approved by ALNYLAM for selection pursuant to the foregoing procedure shall be a PROTIVA Development Target. As used herein, “Novartis Agreement” means that certain Research Collaboration and License Agreement between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and ALNYLAM dated October 12, 2005, as amended by the Addendum Re: Influenza Program to Research Collaboration and License Agreement effective as of February 17, 2006, and as further amended from time to time.

3.3 License. Subject to the provisions of Article XIII and the terms and conditions of the in-licenses identified on Exhibit B governing ALNYLAM’s rights, ALNYLAM will grant to PROTIVA a non-exclusive license under the ALNYLAM Patent Rights and under ALNYLAM’s

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interest in Joint Patent Rights with respect to up to three (3) PROTIVA Development Targets, to Research, Develop and Commercialize PROTIVA Development Products covered by such ALNYLAM Patent Rights in the Field in the Territory. Such license will be royalty-bearing with respect to PROTIVA Development Products covered by Valid Claims of the ALNYLAM Patent Rights and will include the right to grant sublicenses to Third Parties to Research, Develop and Commercialize PROTIVA Development Product(s), provided such PROTIVA Development Product(s) either (a) incorporate or exploit material intellectual property rights (such as, without limitation, patents and/or Confidential Information) owned or controlled by PROTIVA, other than such Valid Claims of the ALNYLAM Patent Rights and/or (b) are substantially developed by PROTIVA in a Bona Fide Collaboration with such Third Party. A copy of the fully executed sublicense agreement will be promptly provided to ALNYLAM. Notwithstanding the foregoing, (i) any sublicense, to the extent applicable to any Exclusively Licensed Tekmira IP, shall be subject to the Merck Restriction and (ii) in all events, any sublicense granted under this Section 3.3 shall be subject to the terms of Article XIII.

3.4 Term. Unless terminated sooner as described in Article XII, the term of the license grant in respect of each PROTIVA Development Target begins upon the approval of a Target as a PROTIVA Development Target (or in the case of the Second Target, upon the Effective Date, it being understood and agreed that PROTIVA held certain licenses under the Original Cross License Agreement with respect to the Second Target from the Original Effective Date through the Effective Date) and ends upon the expiration or abandonment of all issued patents and filed applications within the ALNYLAM Patent Rights; provided, however, that following the expiration of such license at the end of such term, PROTIVA and its Affiliates or Sublicensees shall have the worldwide, perpetual and paid-up right to Research, Develop, and Commercialize any PROTIVA Development Product to the extent not covered by other patent rights.

3.5 Sublicense.

(a) Any sublicense granted by PROTIVA pursuant to Section 3.3 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement, including, without limitation, the requirements of Section 3.6 below. Agreements with any Sublicensee shall contain the following provisions: (a) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required hereunder; (b) an audit requirement similar to the requirement set forth in Section 9.5; and (c) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article VIII. PROTIVA shall assume full responsibility for the performance of all obligations and observance of all terms herein under the licenses granted to PROTIVA Development Targets and will itself pay and account to ALNYLAM for all payments due under such licenses by reason of such sublicense. Sublicenses under the license granted to PROTIVA Development Targets will remain in full force and effect in the event of any termination of such license, provided that Sublicensee(s) are in compliance with the sublicense agreement (or are in compliance within thirty (30) days of the termination) and agree in writing with ALNYLAM to the same terms and conditions as in the sublicense agreement. In the event PROTIVA becomes aware of a material breach of any sublicense by a Sublicensee, PROTIVA shall promptly notify ALNYLAM of the particulars of same and take all reasonable efforts to enforce the terms of such sublicense.

(b) Unless otherwise provided in this Agreement, PROTIVA will notify ALNYLAM within ten (10) business days after execution of a sublicense entered into under Section 3.3 and provide a copy of the fully executed sublicense agreement to ALNYLAM within the same time frame (with such reasonable redactions as PROTIVA may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement), which shall be treated as Confidential Information under Article VIII; and provided further that ALNYLAM may disclose such agreement(s) to Third Parties under confidence if and to the extent required in order to comply with ALNYLAM’s contractual obligations under both this Agreement and Third Party agreements.

3.6 Retained Rights of ALNYLAM. ALNYLAM expressly retains any rights not expressly granted to PROTIVA under this Article III (or otherwise under this Agreement). ALNYLAM represents and warrants that it has the right to grant the license under the ALNYLAM Patent Rights provided in Section 3.3.

3.7 Milestones with Respect to PROTIVA Development Products. On a Licensed Product-by-Licensed Product basis for PROTIVA Development Products that are Licensed Products, payments will be due by PROTIVA to ALNYLAM based upon the achievement of certain milestone events as set forth in the table below (all references are to U.S. dollars). PROTIVA will provide written notice to ALNYLAM of the occurrence of a milestone event within [*] business days of such event, and pay the indicated milestone fee to ALNYLAM within [*] days after the occurrence of the relevant event.

Capitalized terms in the chart below shall be read in context to apply to PROTIVA Development Products that are Licensed Products.

Milestone Event	Milestone Fee
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event. The milestone payments described above shall be payable only once in relation to each Licensed Product that achieves Approval in a Major Market (each, a “Successful Product”). Therefore, unless and until there is a Successful Product directed to a particular Target, any of the milestone payments made by PROTIVA under this Section in connection with

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a Licensed Product directed to such Target shall be fully creditable against the repeated achievement of such milestone event by any other Licensed Product directed to such Target. However, in the event that there is a Successful Product with respect to a Target and PROTIVA subsequently begins to Develop or continues to Develop another Licensed Product directed to such Target (a “Follow-On Product”), then, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved for such Follow-On Product prior to the achievement of Approval in a Major Market of a Successful Product with respect to such Target.

3.8 Clinical Events. PROTIVA will notify ALNYLAM in writing within [*] business days of the dosing, respectively, of the first patient in a Phase II Clinical Trial and in a Phase III Clinical Trial for each PROTIVA Development Product.

3.9 Royalties on PROTIVA Development Products. The license granted with respect to PROTIVA Development Targets under ALNYLAM Patent Rights will be royalty-bearing with respect to PROTIVA Development Products that are, with respect to PROTIVA, Licensed Products. Beginning with the first Royalty Quarter in which a First Commercial Sale in a country occurs, and on a country-by-country basis during subsequent Royalty Quarters, running royalties on Net Sales of PROTIVA Development Products covered by one or more Valid Claims of ALNYLAM Patent Rights in the Territory will be due in accordance with the applicable running royalty rates set out in the table below (all references are to U.S. dollars, and the Net Sales figures are the aggregated sums with respect to PROTIVA and all of its Affiliates and Sublicensees). If at the time of the First Commercial Sale or at any time thereafter all of the Valid Claims of ALNYLAM Patent Rights covering a PROTIVA Development Product expire in a particular country, then such product shall be royalty-free in such country; provided, however, that if one or more additional Valid Claims of ALNYLAM Patent Rights covering the PROTIVA Development Product thereafter issue in such country, such PROTIVA Development Product shall thereafter be royalty-bearing in such country for all Net Sales of such PROTIVA Development Product in such country occurring after the date of such issuance until expiration of such Valid Claim(s). No royalties will be payable more than once by PROTIVA with respect to any single unit of Licensed Product.

Aggregate Annual Net Sales	Royalty Rate
On the first [*]	[*]
On the subsequent [*]	[*]
On the subsequent [*]	[*]
Greater than [*]	[*]

3.10 Royalty Reduction. The royalties due to ALNYLAM under Section 3.9 above may be reduced on a country-by-country basis in the Territory by the amount of royalties paid or

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payable with respect to Necessary Third Party IP; provided, however, that royalties due to ALNYLAM under Section 3.9 may not be reduced by more than [*] of the royalties otherwise due (and will not in any case be reduced below [*] of the amount of royalties that would otherwise be due, e.g. for Net Sales up to and including [*] the minimum effective royalty rate would be [*]). For purposes of illustration only, if annual Net Sales of a PROTIVA Development Product are [*] and royalties due to Third Parties in respect of the sale of such product total [*] of Net Sales (or [*]), royalties due to ALNYLAM may be reduced only by [*] which is determined as follows: maximum reduction is [*] of the royalty due on Net Sales of [*], calculated by [*].

3.11 Studies by ALNYLAM. With mutual acknowledgement by PROTIVA and ALNYLAM, ALNYLAM has conducted certain activities as described in Appendix III to the Original Cross License Agreement. ALNYLAM has made the results of such studies available to PROTIVA under the Original Cross-License Agreement. The Parties hereby affirm their agreement to permit use, without royalty or other additional fee, of such results or other results arising from the Feasibility Study Agreement between ALNYLAM and PROTIVA dated April 16, 2007 and referenced under the letter agreement between the Parties dated June 1, 2007 in a manner consistent with the activities described in Appendix III to the Original Cross-License Agreement and in conjunction with or in support of PROTIVA’s past and expected activities under the Second Target Research Plan (whether before or after the Effective Date).

ARTICLE IV - License to ALNYLAM under PROTIVA Patent Rights and Intellectual Property

4.1 Grants by PROTIVA.

(a) Class 1: PROTIVA grants to ALNYLAM a non-exclusive license under Class 1 PROTIVA Patent Rights, PROTIVA’s interest in Joint Patent Rights and the Licensed Information to Research, Develop and Commercialize RNAi Products and miRNA Products for any Target in the ALNYLAM Field and in the Territory (“ALNYLAM Class 1 Development Products”). Such license includes the right to grant sublicenses under the license granted under this Section 4.1(a) to one or more Third Parties in a Bona Fide Collaboration with ALNYLAM, but solely within the scope of and for the purposes of such Bona Fide Collaboration, or with respect to the Researching, Developing and/or Commercializing of ALNYLAM Class 1 Development Products that meet one or more of the following: (i) such ALNYLAM Class 1 Development Product was initially Developed at least to the point of preclinical proof-of-principle by ALNYLAM in an Active Internal Development Program; (ii) such ALNYLAM Class 1 Development Product is an ALNYLAM Partnered Product; or (iii) such ALNYLAM Class 1 Development Product is an R&D Program Product.

(b) Class 2: PROTIVA grants to ALNYLAM a non-exclusive license under Class 2 PROTIVA Patent Rights and the Licensed Information to Research, Develop and Commercialize RNAi Products and miRNA Products for any ALNYLAM Target in the ALNYLAM Field and in the Territory (“ALNYLAM Class 2 Development Products”). Such license includes the right to grant sublicenses under the license granted in this Section 4.1(b); provided that such right to sublicense will apply only with respect to the Researching, Developing and/or Commercializing of ALNYLAM Class 2 Development Products that meet one or more of the following:

(i)	such ALNYLAM Class 2 Development Product is an R&D Program Product; or

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(ii)	such ALNYLAM Class 2 Development Product incorporates the same Formulation as the Lead Formulation of an R&D Program Product, whether or not it is directed at the same ALNYLAM Target as that R&D Program Product, and also meets one or more of the following: (1) such ALNYLAM Class 2 Development Product was initially Developed at least to the point of preclinical proof-of-principle by ALNYLAM in an Active Internal Development Program; or (2) such ALNYLAM Class 2 Development Product is an ALNYLAM Partnered Product.

(c) ALNYLAM may sublicense any and all of its rights under this Section 4.1 to ROCHE and to Hoffmann-La Roche Inc. (“ROCHE-NUTLEY”, and together with ROCHE, the “ROCHE Sublicensees”) pursuant to an agreement substantially in the form set forth in Exhibit E to this Agreement.

(d) ALNYLAM and PROTIVA acknowledge and agree that the determination of which items to include under Class 1 PROTIVA Patent Rights and Class 2 PROTIVA Patent Rights, both as defined in Section 1.47 and listed in Exhibits A-2 and A-3 respectively, was made based upon the descriptions included such Section. Accordingly, ALNYLAM and PROTIVA agree that any item listed in Exhibit A-3 as Class 2 PROTIVA Patent Rights or claim thereunder that meets the definition of Class 1 PROTIVA Patent Rights as described in Section 1.47 will become a Class 1 PROTIVA Patent Right and the relevant Exhibits will be updated accordingly. For purposes of clarity, only items or claims under Class 2 PROTIVA Patent Rights may change to Class 1 PROTIVA Patent Rights, and the Parties agree that Class 1 PROTIVA Patent Rights will not change to Class 2 PROTIVA Patent Rights for any purpose of this Agreement.

4.2 Retained Rights of PROTIVA. PROTIVA expressly retains any rights of PROTIVA not expressly granted to ALNYLAM under this Article IV (or otherwise under this Agreement). PROTIVA represents and warrants that it has the right to grant the license under the PROTIVA Patent Rights provided in Section 4.1.

4.3 Term. Unless terminated sooner as described in Article XII, the term of the licenses granted to ALNYLAM under the Class 1 PROTIVA Patent Rights and the Class 2 PROTIVA Patent Rights commenced on the Original Effective Date and ends upon the expiration or abandonment of all issued patents and filed applications with the Class 1 PROTIVA Patent Rights and Class 2 PROTIVA Patent Rights, respectively; provided, however, that following the expiration of such license at the end of such term, ALNYLAM and its Affiliates or Sublicensees shall have the worldwide, perpetual and paid-up right to Research, Develop, and Commercialize any Class 1 ALNYLAM Development Product or Class 2 ALNYLAM Development Product to the extent not covered by other patent rights.

4.4 No grant of rights to TEKMIRA. Except in connection with the exercise of the Tekmira Facilities Option or as otherwise specifically set forth in this Agreement, prior to the end of the Restriction Period, in no event will ALNYLAM have the right to sublicense or agree to sublicense any PROTIVA Patent Rights to TEKMIRA.

4.5 Sublicense.

(a) Any sublicense granted by ALNYLAM pursuant to Section 4.1 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement, including, without limitation, the requirements of Sections 4.2 and 4.4 above. Agreements with any Sublicensee shall contain the following provisions: (i) a requirement that such Sublicensee submit applicable sales or other reports consistent with those required hereunder; (ii) an audit requirement similar to the requirement set forth in Section 9.5; and (iii) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Article VIII. ALNYLAM shall assume full responsibility for the performance of all obligations and the observance of all terms herein under a sublicense to the license granted for ALNYLAM Development Products and will itself pay and account to PROTIVA for all payments due by reason of such sublicense. Sublicenses under the licenses granted for ALNYLAM Development Products will remain in full force and effect in the event of any termination of one or both of the licenses, provided that sublicensee(s) are in compliance with the sublicense agreement (or are in compliance within thirty (30) days of the termination) and agree in writing with PROTIVA to the same terms and conditions as in the sublicense agreement. In the event ALNYLAM becomes aware of a material breach of any sublicense by a Sublicensee, ALNYLAM shall promptly notify PROTIVA of the particulars of same and take all reasonable efforts to enforce the terms of such sublicense.

(b) Unless otherwise provided in this Agreement, ALNYLAM will notify PROTIVA within ten (10) business days after execution of a sublicense entered into under Section 4.1 and provide a copy of the fully executed sublicense agreement to PROTIVA within the same time frame (with such reasonable redactions as ALNYLAM may make, provided that such redactions do not include provisions necessary to demonstrate compliance with the requirements of this Agreement), which shall be treated as Confidential Information under Article VIII; and provided further that PROTIVA may disclose such agreement(s) to Third Parties under confidence if and to the extent required in order to comply with PROTIVA’s contractual obligations under both this Agreement and Third Party agreements.

4.6 License Fee; Payment. In addition to the fee paid by ALNYLAM pursuant to Section 2.9, ALNYLAM has previously paid PROTIVA an upfront license fee of [*] for the licenses granted to ALNYLAM under Section 4.1 of this Agreement. PROTIVA acknowledges the full receipt of such payment.

4.7 Milestones with Respect to ALNYLAM Development Products. On a product-by-product basis for ALNYLAM Development Products that are Licensed Products, and subject to the provisions of Section 4.10, payments will be due by ALNYLAM to PROTIVA based on the achievement of certain milestone events as set forth in the table below (all references are to U.S. dollars). ALNYLAM will provide written notice to PROTIVA of the occurrence of a milestone event within [*] business days of such event, and pay the indicated milestone fee to PROTIVA within [*] days after the occurrence of the relevant event.

Capitalized terms in the chart below shall be read in context to apply to ALNYLAM Development Products that are Licensed Products; provided, however, that only one milestone payment will be due in respect of a given Licensed Product.

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Milestone Event	Milestone Fee
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event. The milestone payments described above shall be payable only once in relation to each Successful Product. Therefore, unless and until there is a Successful Product directed to a particular Target, any of the milestone payments made by ALNYLAM under this Section in connection with a Licensed Product directed to such Target shall be fully creditable against the repeated achievement of such milestone event by any other Licensed Product directed to such Target. However, in the event that there is a Successful Product with respect to a Target and ALNYLAM subsequently begins to Develop or continues to Develop a Follow-On Product, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved for such Follow-On Product prior to the achievement of Approval in a Major Market of a Successful Product with respect to such Target .

4.8 Clinical Events. ALNYLAM will notify PROTIVA in writing within [*] business days of the dosing, respectively, of the first patient in each of a Phase I Clinical Trial, a Phase II Clinical Trial, and a Phase III Clinical Trial for each ALNYLAM Development Product.

4.9 Royalties on ALNYLAM Development Products. The license granted with respect to ALNYLAM Development Products under PROTIVA Patent Rights will be royalty-bearing with respect to ALNYLAM Development Products that are, with respect to ALNYLAM, Licensed Products (whether or not the same are directed to Biodefense Targets). Beginning with the first Royalty Quarter in which a First Commercial Sale in a country occurs, and on a country-by-country basis during subsequent Royalty Quarters, and subject to the provisions of Section 4.10, running royalties on Net Sales of ALNYLAM Development Products covered by one or more Valid Claims of PROTIVA Patent Rights in the Territory will be determined and due, as follows:

(a)	Where the Net Sales are those of, and are invoiced by, any one of the following:

(i)	ALNYLAM or its Affiliate;

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(ii)	a ROCHE Sublicensee under a sublicense granted in accordance with Section 4.1(c);

(iii)	Regulus Therapeutics LLC, under a sublicense granted by ALNYLAM in compliance with Section 4.5; or

(iv)	another Sublicensee under a sublicense granted by ALNYLAM in connection with, and solely for the purpose of, a Bona Fide Collaboration of ALNYLAM, and solely for the purposes of such Bona Fide Collaboration, the applicable running royalty rates shall be as set out in the table below (all references are to U.S. dollars, and the Net Sales figures are the aggregated sums with respect to ALNYLAM and all of its Affiliates and Sublicensees):

Aggregate Annual Net Sales	Royalty Rate
On the first [*]	[*]
On the subsequent [*]	[*]
Greater than [*]	[*]

(b)	In all other cases, the applicable running royalty rates shall be as set out in the table below:

Aggregate Annual Net Sales	Royalty Rate
On the first [*]	[*]
On the subsequent [*]	[*]
On the subsequent [*]	[*]
Greater than [*]	[*]

(c)	If at the time of the First Commercial Sale or at any time thereafter all of the Valid Claims of PROTIVA Patent Rights covering an ALNYLAM Development Product expire in a particular country, then such product shall be royalty-free in such country; provided, however, that if one or more additional Valid Claims of PROTIVA Patent Rights covering the ALNYLAM Development Product thereafter issue in such country, such ALNYLAM Development Product shall thereafter be royalty-bearing in such country for all Net Sales of such ALNYLAM Development Product in such country occurring after the date of such issuance until expiration of such Valid Claim(s). No royalties will be payable more than once by ALNYLAM with respect to any single unit of Licensed Product.

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4.10 Biodefense Targets. The milestone fees payable by ALNYLAM to PROTIVA under Section 4.7 with respect to ALNYLAM Development Products that are Licensed Products directed to Biodefense Targets that are not intended for sale to a Funding Authority, will be as set forth in Section 4.7. The milestone fees payable by ALNYLAM to PROTIVA with respect to ALNYLAM Development Products that are Licensed Products directed to Biodefense Targets which are intended for sale to a Funding Authority shall be payable on a product-by-product basis as follows:

Milestone Event	Milestone Fee
[*]	[*]
[*]	[*]
[*]	[*]

In the event one or more milestone events set out above are skipped for any reason, the payment for such skipped milestone event(s) will be due at the same time as the payment for the next achieved milestone event. The milestone payments described above shall be payable only once in relation to each Licensed Product directed to a Biodefense Target that achieves First Commercial Sale in a Major Market (each, a “Successful Biodefense Product”). Therefore, unless and until there is a Successful Biodefense Product directed to a particular Biodefense Target, any of the milestone payments made by ALNYLAM under this Section in connection with a Licensed Product directed to such Biodefense Target shall be fully creditable against the repeated achievement of such milestone event by any other Licensed Product directed to such Biodefense Target. However, in the event that there is a Successful Product with respect to a Biodefense Target and PROTIVA subsequently begins to Develop or continues to Develop a Follow-On Product, then, if and when any of the milestone events set out above is thereafter achieved for such Follow-On Product, in addition to the milestone payment for such milestone event, there will also be due and payable all of the milestone payment(s) for any such milestones that were achieved for such Follow-On Product prior to the achievement of Approval in a Major Market of a Successful Product with respect to such Biodefense Target.

4.11 Royalty Reduction. Any royalties due PROTIVA under Section 4.9 above may be reduced on a country-by-country basis in the Territory by the amount of royalties paid with respect to Necessary Third Party IP; provided, however, that royalties due to PROTIVA under Section 4.9 may not be reduced by more than [*] of the royalties otherwise due (and will not in any case be reduced below [*] of the amount of royalties that would otherwise be due, e.g. for Net Sales up to and including [*] the minimum effective royalty rate would be [*]). For purposes of illustration only, if annual Net Sales of an ALNYLAM Development Product are [*] and royalties due to Third Parties in respect of the sale of such product total [*] of Net Sales (or [*]), royalties due to PROTIVA may be reduced only by [*], which is determined as follows: maximum reduction is one-third of the royalty due on Net Sales of [*], calculated by [*].

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4.12 Suspension of Royalties and Milestones. If any ALNYLAM Development Product that is a Licensed Product is also an “Alnylam Royalty Product” (as such term is defined in the ALNYLAM-TEKMIRA License Agreement), ALNYLAM shall not be required to pay royalties or milestone fees with respect to such ALNYLAM Development Product that is a Licensed Product under both this Agreement and the ALNYLAM-TEKMIRA License Agreement, but, rather, shall pay only the larger of such royalties or milestone fees under such agreements, respectively. Moreover, in the event that ALNYLAM is required to make any payments to UBC pursuant to the UBC Sublicense Agreement or pursuant to a direct license agreement between UBC and ALNYLAM as a result of the default by, or bankruptcy or insolvency of, TEKMIRA as more fully described in Section 3.4 and Article 17.0 of the Tekmira-UBC License Agreement (as such terms are defined in the ALNYLAM-TEKMIRA License Agreement), then ALNYLAM shall be entitled to offset any amounts payable by ALNYLAM to PROTIVA under this Agreement pursuant to this Section 4.12 by the amount of ALNYLAM’s payments to UBC until such amounts have been credited in full.

4.13 More Favorable Terms. If after the Effective Date, PROTIVA grants to a Third Party any license substantially similar in scope and substance to the license grant to Alnylam with respect to the PROTIVA Patent Rights on terms calling for milestone fees and royalties that are, as a whole, more favorable (to the licensee in such other license) than the comparable terms contained in this Article IV, then PROTIVA shall so notify ALNYLAM and, at ALNYLAM’s option, such more favorable financial terms granted to such Third Party shall apply to ALNYLAM’s or its Affiliates’ or Sublicensees’ license with respect to the PROTIVA Patent Rights, rather than the royalty terms and milestone fees stated under this Article IV.

4.14 Acknowledgement. For clarity, the Parties acknowledge that no conceptions, developments, techniques, data, inventions, improvements, technical information, or works of authorship that were, are, or that hereafter may be in whole or in part conceived, reduced to practice, discovered, created, authored or otherwise made or obtained by or for TEKMIRA or its contractors at any time during the period from January 18, 2001 through the expiration of the Restriction Period, will be considered to be owned or controlled by PROTIVA by virtue of any agreement, right, or claim existing or arguably existing prior to the Effective Date.

ARTICLE V - Conduct of R&D Research Plan and Funding from ALNYLAM

5.1 Research Term. ALNYLAM and PROTIVA hereby agree to continue to conduct a research and development program pursuant to the R&D Research Plan, which program commenced on the Original Effective Date and shall continue until [*] (the “Research Term”); provided, however, that the Research Term may be extended once by ALNYLAM for an additional [*] if ALNYLAM exercises such right by notice received by PROTIVA no later than [*] prior to the expiration of the initial [*].

5.2 During the Research Term, PROTIVA will use commercially reasonable efforts to provide for the conduct of activities pursuant to the R&D Research Plan by qualified employees of PROTIVA, or individual contractors approved by the JSC, who collectively will spend time and effort working on activities pursuant to the R&D Research Plan equivalent to the

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time and effort of seven (7) full-time employees for the Research Term. Full-time employee or equivalent will be based on at least forty-five (45) weeks per calendar year and forty (40) hours per week of work (less normal vacations, sick days and holidays) (“FTE”).

5.3 Funding. ALNYLAM will continue to provide funding to PROTIVA for the staffing and conduct of activities under the R&D Research Plan in the amount of [*] during the Research Term (and funding in the same amount over the renewal term, if any), payable in [*] equal quarterly installments of [*] each. The funding amount is deemed to cover PROTIVA’s reasonably anticipated costs for the FTEs dedicated to the conduct of the R&D Research Plan in accordance with Section 5.2 above, including any general and administrative overhead costs for such FTEs and the costs and expenses for chemical and other research supplies and equipment used by the FTEs in conducting activities under the R&D Research Plan. For purposes of clarity, such costs and expenses will not be separately reimbursed by ALNYLAM to PROTIVA.

5.4 Conduct of Research.

(a) General. PROTIVA will conduct its activities under the R&D Research Plan in good scientific manner, and in compliance in all material respects with the requirements of applicable laws and regulations (including, where applicable, the requirements of the United States Federal government in connection with activities funded by it) and, where necessary, with applicable good laboratory practices, to attempt to achieve its objectives efficiently and expeditiously. Without limiting the foregoing, PROTIVA will carry out its obligations under the R&D Research Plan and this Agreement using sustained efforts that are at least equivalent to those efforts and resources commonly used by PROTIVA and other biopharmaceutical companies similar to PROTIVA for a comparable program of research. PROTIVA will maintain laboratories, offices and all other facilities reasonably necessary to carry out the activities to be performed by it pursuant to the R&D Research Plan. In conformity with standard pharmaceutical and biotechnology industry practices and the terms and conditions of this Agreement, PROTIVA will prepare and maintain, or will cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and data with respect to activities conducted pursuant to the R&D Research Plan.

(b) R&D Research Plan. PROTIVA will conduct activities under a mutually agreed upon research plan pursuant to which PROTIVA will seek to identify and develop Formulations using PROTIVA’s SNALP Technology (and expected to be covered by PROTIVA Patent Rights) to deliver siRNA drug molecules supplied from ALNYLAM locally or systemically (e.g. to intended cells and tissues, organs or whole animals) (the “R&D Research Plan”). ALNYLAM will have sole discretion as to the selection of siRNA molecules for inclusion under the R&D Research Plan, provided that ALNYLAM may not select such molecules if ALNYLAM knows or reasonably should know that such molecule is directed to any of the following: (i) the PLK Target; (ii) the Second Target; (iii) another PROTIVA Development Target which is approved or remains in process in accordance with the terms in Section 3.2 of this Agreement or (iv) a Tekmira Development Target. During the Research Term, PROTIVA will not work on ALNYLAM Targets included in the R&D Research Plan for its internal programs or on behalf of any Third Party, unless PROTIVA is, at the time of ALNYLAM’s request to include such ALNYLAM Target in the R&D Research Plan, working on such Target (i) in its internal programs or (ii) on behalf of any Third Party, or has agreed in writing to do so with a Third

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Party; and PROTIVA promptly provides written notice to ALNYLAM with respect to which exception above applies and for which ALNYLAM Target. ALNYLAM will have the right to suspend work on any siRNA molecule, and, if it so desires, to name additional siRNA molecules in its place, under the R&D Research Plan at any time upon written notice to PROTIVA. The R&D Research Plan will set forth the research objectives and activities to be performed during the Research Term with reasonable specificity, including without limitation: the Party responsible for performing identified activities and a timeline for such activities. The R&D Research Plan will otherwise be consistent with this Agreement. In the event of any conflict between the terms of this Agreement and the terms in the R&D Research Plan as it may be updated, the terms of this Agreement will govern. The Parties have prepared an updated R&D Research Plan setting out the primary activities to be conducted for the 2008 calendar year, which is attached to this Agreement as Exhibit D. The JSC will be responsible for further updating and amending the R&D Research Plan at least quarterly or more frequently as needed, based on the progress and results of the conduct of the R&D Research Plan. PROTIVA will, from time to time as outlined in the R&D Research Plan, provide, periodic reports to ALNYLAM with respect to progress under the R&D Research Plan (no less frequently than quarterly), including without limitation information on PROTIVA’s standard-form Analytical Report for formulated materials delivered by PROTIVA to ALNYLAM as contemplated under the R&D Research Plan and Appendix II to this Agreement (“Analytical Report”). At the end of the Research Term, PROTIVA will provide a final report to ALNYLAM with respect to all results and outcomes (e.g., Formulations) of the then current R&D Research Plan.

(c) Material Transfer. In order to facilitate the work under the R&D Research Plan, ALNYLAM and PROTIVA will transfer to one another certain materials or chemical compounds for use in furtherance of the conduct of the R&D Research Plan (“Substances”). Except as otherwise provided under this Agreement, Substances delivered by one Party to the other Party will remain the sole property of the supplying Party, will be used only for purposes of the R&D Research Plan and will remain solely under the control of the supplying Party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party and will not be used in research or testing involving human subjects. The Substances supplied pursuant to this Agreement will be used with prudence and appropriate caution as all of their characteristics may not be known. THE SUBSTANCES ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OR MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

(d) Subcontracts. PROTIVA will not be permitted to perform any of its obligations in connection with performance of activities under the R&D Research Plan through the use of subcontractor(s) without the prior written consent of ALNYLAM.

5.5 Role of JSC. The conduct of the R&D Research Plan will be coordinated by the Joint Steering Committee. If a consensus is not reached among the members of the Joint Steering Committee with respect to the conduct of activities under the R&D Research Plan, ALNYLAM’s representatives on the JSC will have the deciding vote on that matter, provided that such decision is otherwise made in a manner consistent with this Agreement.

5.6 Disclosures Pursuant to R&D Research Plan.

(a) Promptly after the Effective Date, and on an on-going basis thereafter (at least once each Calendar Quarter), PROTIVA will provide to ALNYLAM all then-existing Licensed Information with respect to each Formulation identified or developed under this Agreement in connection with the R&D Research Plan . During the Research Term, the provision of such Licensed Information by PROTIVA will be without additional cost to ALNYLAM to the extent such activities are within the scope of work under the R&D Research Plan.

(b) Subsequent to the Research Term as may be extended, or otherwise if outside the scope of the work under the R&D Research Plan, and subject to mutual agreement as to reasonable additional fees or costs, ALNYLAM may engage PROTIVA as a consultant (and PROTIVA agrees to be so engaged) for purposes of effectuating the provision of such Licensed Information and with respect to regulatory matters.

(c) Promptly after the Effective Date and on an ongoing and timely basis thereafter during the Research Term, ALNYLAM shall (unless otherwise requested by PROTIVA in any instance or instances) disclose to PROTIVA data generated by ALNYLAM using the Substances provided by PROTIVA to ALNYLAM pursuant to Section 5.4(c) (“ALNYLAM Data”).

(d) ALNYLAM grants to PROTIVA a perpetual, non-exclusive, royalty-free, worldwide license to use and exploit the ALNYLAM Data; provided, however, that: (i) PROTIVA will, pursuant to Article VIII, protect from disclosure any of such ALNYLAM Data that constitutes ALNYLAM’s Confidential Information and (ii) to the extent any ALNYLAM Data that constitutes ALNYLAM’s Confidential Information relates to a Particular Moiety (other than a Particular Moiety directed at the PLK Target or a PROTIVA Development Target), PROTIVA will not use or exploit such ALNYLAM Data, or transfer or sublicense such ALNYLAM Data to any Third Party, for the purposes of Research, Development, or Commercialization of products directed at the Target of such Particular Moiety, except to contractors and subcontractors of PROTIVA permitted under Section 5.2 or 5.4(d).

5.7 Regulatory Matters. ALNYLAM will have the sole authority and responsibility, at its cost and expense, for all regulatory matters relating to conduct of any clinical trials on R&D Program Products and seeking and obtaining regulatory approvals. In addition to performing any activities pursuant to the R&D Research Plan, during the Research Term, PROTIVA will provide ALNYLAM with such assistance as is reasonably requested by ALNYLAM from time to time to perform its responsibilities with respect to regulatory matters at no additional cost to ALNYLAM. Subsequent to the Research Term, PROTIVA will be paid its costs and reasonable fees at its then-current consulting rates for such additional assistance.

5.8 Biological Data. During the Research Term, to the extent not prohibited under agreements with Third Parties, PROTIVA agrees to make available to ANLYLAM, and ALNYLAM agrees to make available to PROTIVA, as and when more fully described in the R&D Research Plan, all relevant biological data from material in vitro and in vivo testing (whether or not conducted under the R&D Research Plan and whether conducted prior to or following the Original Effective Date) of Formulations that may be identified or developed under the R&D Research Plan.

ARTICLE VI - JOINT STEERING COMMITTEE

6.1 Joint Steering Committee. The Parties previously established a Joint Steering Committee pursuant to the Original Cross License Agreement. This JSC will continue and will include an equal number of representatives from each Party and will meet at least once every calendar quarter in person or via telephone conference.

6.2 JSC Responsibilities. The JSC has the following responsibilities:

(i) coordinating the conduct of activities under the PLK Research Plan and the R&D Research Plan;

(ii) receiving updates on the overall progress of the PLK Research Plan and the R&D Research Plan and, consistent with Appendix II hereof, any Analytical Reports and related disclosures under the respective research plans;

(iii) reviewing, recommending and approving annual updates to the PLK Research Plan and the R&D Research Plan and related budgets; and

(iv) performing such other activities as are contemplated by this Agreement or that the Parties agree will be the responsibility of the JSC, it being understood and agreed that the JSC shall have no role or responsibilities following the Effective Date with respect to any work or activities under the Second Target Research Plan.

The JSC’s responsibilities with respect to the PLK Research Plan and progress thereunder may be delegated by the Parties’ respective members of the JSC to senior level employees of the Parties who will follow the requirements set forth in this Agreement for the JSC in the context of the PLK Target.

ARTICLE VII – INTELLECTUAL PROPERTY

7.1 Ownership. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship. ALNYLAM will solely own all intellectual property discovered and reduced to practice solely by ALNYLAM directly in the course of work conducted after the Original Effective Date under the Second Target Research Plan or under the PLK Research Plan or under the R&D Research Plan. PROTIVA will solely own all intellectual property discovered and reduced to practice solely by PROTIVA directly in the course of work conducted after the Original Effective Date under the Second Target Research Plan or under the PLK Research Plan or under the R&D Research Plan. The Parties will jointly own all intellectual property discovered and reduced to practice jointly by ALNYLAM and PROTIVA directly in the course of work conducted after the Original Effective Date under the Second Target Research Plan or under the PLK Research Plan or under the R&D Research Plan, and all Joint Patent Rights.

7.2 Prosecution and Maintenance of Patent Rights. ALNYLAM will have the sole right and responsibility, at ALNYLAM’s discretion and at its expense, to file, prosecute and maintain patent protection in the Territory for all ALNYLAM Patent Rights, except for Exclusively Licensed Tekmira IP. PROTIVA will have the sole right and responsibility, at PROTIVA’s discretion and at its expense, to file, prosecute and maintain patent protection in the Territory for all PROTIVA Patent Rights.

7.3 Joint Patent Rights. Subject to the rights granted each Party under this Agreement, each Party shall have the right to use, sell, keep, license or assign its interest in Joint Patent Rights and otherwise undertake all activities a sole owner might undertake with respect to such Joint Patent Rights without the consent of and without accounting to the other Party. Subject to PROTIVA’s continuing right to the prior review of, comment on, revision to and approval of material documents, which shall not be unreasonably delayed or withheld, ALNYLAM has the first responsibility to, at ALNYLAM’s discretion and expense, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) in the Territory, all Joint Patent Rights, in the names of both PROTIVA and ALNYLAM. If ALNYLAM elects not to seek or continue to seek or maintain patent protection on any Joint Patent Rights, then PROTIVA shall have the right (but not the obligation), at its expense, to file, prosecute and maintain (including the defense of any interference or opposition proceedings) in the Territory, such Joint Patent Right, in the names of both PROTIVA and ALNYLAM.

7.4 Cooperation. Each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to patent rights; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.

7.5 Third Party Infringement of ALNYLAM Patent Rights.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a Third Party of any of the ALNYLAM Patent Rights of which such Party becomes aware, as such infringement relates to Research, Development or Commercialization of Licensed Products for the PLK Target or one or more of the PROTIVA Development Targets, or any PROTIVA Development Products, and will provide the other Party with all available evidence supporting such infringement.

(b) ALNYLAM will have the sole and exclusive right to initiate an infringement or other appropriate suit in the Territory with respect to infringements or suspected infringements of any of the ALNYLAM Patent Rights, and to any and all recoveries obtained in connection therewith.

(c) ALNYLAM will have the sole and exclusive right to select counsel for any suit referred to in subsection 7.5(b) above initiated by it and will pay all expenses of the suit, including without limitation attorneys’ fees and court costs.

7.6 Third Party Infringement of PROTIVA Patent Rights.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a third party of any of the PROTIVA Patent Rights of which such Party becomes aware, as such infringement relates to the Research, Development or Commercialization of Licensed Products directed at any ALNYLAM Target or any ALNYLAM Development Products and will provide the other Party with all available evidence supporting such infringement.

(b) PROTIVA will have the sole and exclusive right to initiate an infringement or other appropriate suit in the Territory with respect to infringements or suspected infringements of any of the PROTIVA Patent Rights and to any and all recoveries obtained in connection therewith.

(c) PROTIVA will have the sole and exclusive right to select counsel for any suit referred to in subsection 7.6(b) above initiated by it and will pay all expenses of the suit, including without limitation attorneys’ fees and court costs.

7.7 Rights to Enforce Joint Patent Rights.

(a) Each Party will promptly report in writing to the other Party during the Term any known or suspected infringement by a third party of any of the Joint Patent Rights of which such Party becomes aware. ALNYLAM will have the first right to initiate an infringement or other appropriate suit in the Territory with respect to infringements or suspected infringements of any of the Joint Patent Rights; provided, that if ALNYLAM fails to initiate a suit or take other appropriate action with respect to a Joint Patent Right within ninety (90) days after becoming aware of the basis for such suit or action, then PROTIVA may, in its discretion, provide ALNYLAM with written notice of PROTIVA’s intent to initiate a suit or take other appropriate action with respect to such Joint Patent Right. If PROTIVA provides such notice and ALNYLAM fails to initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from PROTIVA, then PROTIVA shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect its interests under such Joint Patent Right.

(b) Regardless of which Party brings such enforcement action, the Party not bringing the enforcement action shall (i) provide all reasonable assistance to the Party bringing the action, at the expense of the Party bringing the action, and (ii) have the right to join and participate in such action at its own expense with its own counsel and to share equally all expenses of such suit if it so elects. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, or if the initiating Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall, at the expense of the initiating Party, join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action.

(c) Any damages or other recovery, whether by settlement or otherwise, from an action under this Section 7.7 to enforce the Joint Patent Rights shall first be applied pro rata to reimburse the Parties for the costs and expenses of litigation in such action, and any remaining amount shall be paid to the Party conducting the litigation, or shared equally if both Parties participated voluntarily throughout the litigation and shared its expenses.

7.8 Claimed Infringement of Third Party Rights.

(a) In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party, or any of their respective Affiliates or Sublicensees, claiming infringement of its patent rights based upon an assertion or claim arising out of the development, use, manufacture, distribution, importation or sale of Licensed Products (“Third Party Claim”), such Party will promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served. Each Party agrees to make available to the other Party its advice and counsel regarding the technical merits of any such claim at no cost to the other Party and to offer reasonable assistance to the other Party at no cost to the other Party.

(b) Except as set forth herein, each Party shall have sole and exclusive responsibility for the defense of its own interests in actions in which they are named in connection with any Third Party Claim brought against either Party or any of their respective Affiliates or Sublicensees. All litigation costs and expenses incurred by either Party in connection with the defense of such Third Party Claim will be borne by such Party. Each Party will keep the other Party promptly informed, and may from time to time consult with the other Party regarding the status of any such Third Party Claims.

(c) Neither Party will settle any Third Party claim in a manner that is in derogation of the rights of the other Party without obtaining the prior written consent of such other Party.

(d) THE PROVISIONS OF THIS SECTION 7.8 STATE THE ENTIRE RESPONSIBILITY OF THE PARTIES, AND THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES, IN THE CASE OF ANY THIRD PARTY CLAIMS OR VIOLATION OF ANY THIRD PARTY’S RIGHTS.

7.9 Other Infringement Resolutions. In the event of a dispute or potential dispute which has not ripened into a demand, claim or suit of the types described above in this Article VII, the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute will apply.

7.10 Interpretation of Patent Judgments. If any claim relating to a patent under the ALNYLAM Patent Rights or the PROTIVA Patent Rights or Joint Patent Rights becomes the subject of a judgment, decree or decision of a court, tribunal, or other authority of competent jurisdiction in any country, which judgment, decree, or decision is or becomes final (there being no further right of review) and adjudicates the validity, enforceability, scope, or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in such country in determining whether a product is a Licensed Product hereunder, not only as to such claim but also as to all other claims in such country to which such construction reasonably applies. If at any time there are two or more conflicting final judgments, decrees, or decisions with respect to the same claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree, or decision more favorable to such claim shall control unless and until the majority of such tribunals of equal rank adopt or follow a less favorable final judgment, decree, or decision, in which event the latter shall control.

7.11 Product Trademarks. ALNYLAM shall own trademarks for ALNYLAM Development Products and shall be solely responsible for filing and maintaining such trademarks in the Territory (including payment of costs associated therewith), ALNYLAM shall assume full responsibility, at its sole cost and expense, for any infringement of a trademark for an ALNYLAM Development Product by a Third Party and for any claims of infringement of the rights of a Third Party by the use of a trademark in connection with such ALNYLAM Development Product. PROTIVA shall own the trademarks for PROTIVA Development Products and shall be solely responsible for filing and maintaining such trademarks in the Territory (including payment of costs associated therewith). PROTIVA shall assume full responsibility, at its sole cost and expense, for any infringement of a trademark for a PROTIVA Development Product by a Third Party and for any claims of infringement of the rights of a Third Party by the use of a trademark in connection with such PROTIVA Development Product.

7.12 Patent Certification. To the extent required by law or permitted by law, the Parties shall use reasonable efforts to maintain with the applicable regulatory authorities during the Term correct and complete listings of applicable patent rights for ALNYLAM Development Products and PROTIVA Development Products, as the case may be, being commercialized, including all so called “Orange Book” listings required under the Hatch-Waxman Act.

ARTICLE VIII – CONFIDENTIAL INFORMATION, PUBLICATION, AND NON-SOLICITATION

8.1 Non-Use and Non-Disclosure of Confidential Information. Each Party agrees that all Confidential Information of a Party that is disclosed by a Party to the other Party (a) will not be used by the receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, (b) will be maintained in confidence by the receiving Party, and (c) will not be disclosed by the receiving Party to any Third Party who is not a consultant or advisor under an obligation of confidentiality to, the receiving Party or an Affiliate or Sublicensee of the receiving Party, without the prior written consent of the disclosing Party. Notwithstanding the foregoing, the receiving Party will be entitled to use and disclose Confidential Information of the disclosing Party which (i) was known by the receiving Party or its Affiliates prior to its date of disclosure by the disclosing Party to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates, (ii) either before or after the date of the disclosure such Confidential Information is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party, (iii) either before or after the date of the disclosure by the disclosing Party to the receiving Party such Confidential Information becomes published or otherwise part of the public domain through no fault or omission on the part of the receiving Party or its Affiliates, (iv) is independently developed by or for the receiving Party or its Affiliates without reference to or in reliance upon the Confidential Information as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates, (v) is reasonably necessary to conduct clinical trials or to obtain regulatory approval of RNAi Products or miRNA Products or for the prosecution and maintenance of patent rights, (vi) is reasonably required in order for a Party to obtain financing or conduct discussions with Development or Commercialization partners so long as such Third Party recipients are bound by an obligation of confidentiality or (vii) in the reasonable judgment of the disclosing Party is required to be disclosed by the receiving Party to comply with applicable laws or regulations or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the extent of such disclosure.

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 8.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, such Party shall seek the maximum confidential treatment available under applicable law, provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of this Agreement for confidential treatment, and take such Party’s reasonable comments into consideration before filing this Agreement.

8.2 Limitation on Disclosures. Each Party agrees that it will provide Confidential Information received from the other Party solely to its employees, consultants and advisors, and the employees, consultants and advisors of its Affiliates or Sublicensees as applicable, who have a legitimate business need to know and an obligation to maintain in confidence the Confidential Information of the disclosing Party. The disclosing Party is liable for any breach of the non-disclosure obligation of its consultants, advisors, Affiliates and Sublicensees as applicable.

8.3 Publication. PROTIVA and ALNYLAM each acknowledge the other Party’s interest in publishing the results of the R&D Research Plan and the PLK Research Plan. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 8.1 and 8.2, either Party, its Affiliates, or their respective employees or consultants wishing to make a publication or a disclosure to a Third Party relating to the R&D Research Plan, the PLK Research Plan or any Licensed Product of the other Party shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article VII above. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing

Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. With respect to any proposed publications or disclosures by investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 8.3 to the extent that PROTIVA or ALNYLAM, as the case may be, has the right and ability (after using reasonable efforts) to do so. For the avoidance of doubt, subject to its obligations under Section 8.1, each Party may make publications and disclosures to Third Parties relating to its own Licensed Products outside of the R&D Research Plan without any obligation to permit the other Party to review or comment on such publication or disclosure.

8.4 Non-Solicitation. Until [*], neither ALNYLAM nor any of its Affiliates will knowingly offer to hire or hire any individual who is, at such time, an officer or employee of PROTIVA or any of its Affiliates, and who was, at any time in the preceding three (3) months, involved in (i) selecting the PROTIVA Development Targets, (ii) the Development and Commercialization of PROTIVA Development Products and/or (iii) conducting the R&D Research Plan or Second Target Research Plan or PLK Research Plan. For clarity, placing an advertisement in a newspaper, periodical or other publication of general availability, or other general recruitment activities not directed at a particular individual, do not constitute an “offer to hire.”

ARTICLE IX – REPORTS, TAXES AND PAYMENTS

9.1 Terminology. For purposes of Articles II and III, the “Licensee” referred to in this Article IX shall be understood to be PROTIVA. For purposes of Article IV, the “Licensee” referred to in this Article IX shall be understood to be ALNYLAM.

9.2 Reports. As to each Royalty Quarter commencing with the Royalty Quarter during which the First Commercial Sale occurs, within thirty (30) days after the end of such Royalty Quarter (if the Licensee has not entered into an agreement with a Sublicensee) and within thirty (30) days after the receipt by the Licensee from a Sublicensee of such Sublicensee’s report, as required by such Sublicensee’s sublicense for each Royalty Quarter (if the Licensee has entered into an agreement with a Sublicensee), the Licensee will deliver to the other Party to this Agreement a written report showing, on a country-by-country basis, the Net Sales of Licensed Products calculated under GAAP and its royalty obligation for such quarter with respect to such Net Sales under this Agreement together with wire transfer of an amount equal to such royalty obligation. All Net Sales will be segmented in each such report according to sales by the Licensee and each Affiliate and Sublicensee, as well as on a product-by-product basis, including the rates of exchange used to convert Net Sales to United States Dollars from the currency in which such sales were made. For the purposes of this Agreement, the rates of exchange to be used for converting Net Sales to United States Dollars will be the simple average of the selling and buying rates of U.S. dollars published in The Wall Street Journal East Coast Edition for the last business day of the Royalty Quarter covered by the report.

9.3 Tax Withholding. The Licensee will use all reasonable and legal efforts to reduce tax withholding with respect to payments to be made to the other Party under this Agreement. Notwithstanding such efforts, if the Licensee concludes that tax withholdings under the laws of

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any country are required with respect to payments, the Licensee will make the full amount of the required payment to such other Party after any tax withholding. In any such case, the Licensee shall provide such other Party with a written explanation of such withholding and original receipts or other evidence reasonably desirable and sufficient to allow it to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits. For purposes of clarity, any payment due in respect of fees set out in any of Articles II, III or IV of this Agreement will be paid in the full amount specified after any tax withholding, with the amount of any tax withholding associated with such payments to be paid by the Licensee to the appropriate government authority.

9.4 Payments. Unless otherwise agreed by the Parties, all payments required to be made under this Agreement will be made in United States Dollars via wire transfer to an account designated in advance by the receiving Party.

9.5 Audits.

(a) At any given point in time, the Licensee will have on file and will require its Affiliates and Sublicensees to have on file complete and accurate records for the last three (3) years of all Net Sales of Licensed Products. The other Party to this Agreement will have the right, once during each twelve (12) month period, to retain at its own expense an independent qualified certified public accountant reasonably acceptable to the Licensee to review such records solely for accuracy and for no other purpose upon reasonable notice and under a written obligation of confidentiality, during regular business hours. If the audit demonstrates that the payments owed under this Agreement have been understated, the Licensee will pay the balance to such other Party together with interest on such amounts from the date on which such payment obligation accrued at a rate equal to the then current 30-day United States dollar LIBOR rate plus two percent per annum. If the underpayment is greater than five percent of the amount owed, then the Licensee will reimburse such other Party for its reasonable out-of-pocket costs of the audit. If the audit demonstrates that the payments owed under this Agreement have been overstated, such other Party to this Agreement will credit the balance against the next payment due from the Licensee (without interest).

(b) PROTIVA shall require that the terms of any sublicense under its rights in this Agreement are fully in compliance with the terms and conditions of the in-licenses governing ALNYLAM’s rights under the ALNYLAM Patent Rights identified on Exhibit B, including without limitation, all obligations with respect to maintenance of records and audit rights. ALNYLAM will provide PROTIVA in a timely manner with a true and complete copy (subject to redaction of financial and other information not material to ALNYLAM’s ability to sublicense rights licensed thereunder to PROTIVA under this Agreement) of all such in-licenses.

ARTICLE X – INDEMNIFICATION AND INSURANCE

10.1 PROTIVA Indemnification. PROTIVA agrees to indemnify and hold harmless ALNYLAM and its Affiliates, and their respective agents, directors, officers and employees and their respective successors and assigns (the “ALNYLAM Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by an ALNYLAM Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party or a PROTIVA Affiliate based on (a) the development, use, manufacture, distribution or sale of any Licensed Product covered by ALNYLAM Patent Rights by PROTIVA or any of its Affiliates or Sublicensees, including, but not limited to, any claims made against ALNYLAM by Third Parties or a PROTIVA Affiliate alleging infringement, injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Licensed Product covered by ALNYLAM Patent Rights, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, (b) any breach of any representation, warranty or covenant of PROTIVA in this Agreement, and (c) actions taken or omitted to be taken by PROTIVA or its Affiliates, subcontractors or Sublicensees, or the employees, agents or representatives of any of them in performing PROTIVA’s obligations under this Agreement.

The above indemnification shall not apply to the extent that any Losses are due to a material breach of any of ALNYLAM’s representations, warranties, covenants and/or obligations under this Agreement.

10.2 ALNYLAM Indemnification. ALNYLAM agrees to indemnify and hold harmless PROTIVA and its Affiliates, and their respective agents, directors, officers and employees and their respective successors and assigns (the “PROTIVA Indemnitees”) from and against any and all Losses incurred by a PROTIVA Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a Third Party or an ALNYLAM Affiliate based on (a) the Development, use, manufacture, distribution or sale of any Licensed Product covered by PROTIVA Patent Rights by ALNYLAM or any of its Affiliates or Sublicensees, including, but not limited to, any claims made against PROTIVA by Third Parties or an ALNYLAM Affiliate alleging infringement, injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any Licensed Product covered by PROTIVA Patent Rights, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, (b) any breach of any representation, warranty or covenant of ALNYLAM in this Agreement or any Other Agreement, and (c) actions taken or omitted to be taken by ALNYLAM or its Affiliates, subcontractors or Sublicensees, or the employees, agents or representatives of any of them in performing ALNYLAM’s obligations under this Agreement.

The above indemnification shall not apply to the extent that any Losses are due to a material breach of any of PROTIVA’s representations, warranties, covenants and/or obligations under this Agreement.

10.3 Tender of Defense; Counsel. The obligation to indemnify pursuant to this Article shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (i) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (ii) representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity agreement hereunder. Notwithstanding the foregoing, if the indemnitor believes that any of the exceptions to its obligation of indemnification of the indemnitee set forth in Sections 10.1 or 10.2 may apply, the indemnitor shall promptly notify the indemnitee, which shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided, that the indemnitor shall be responsible for payment of such expenses if the indemnitee is ultimately determined to be entitled to indemnification from the indemnitor.

10.4 PROTIVA Insurance. With respect to its activities under this Agreement, PROTIVA will secure and maintain in full force and effect throughout the PLK Term and the term of the license set out in Section 3.4, as the case may be (and for at least six (6) years thereafter for claims-made coverage), the following types and amounts of insurance coverage with carriers having a minimum AM Best rating of A, with per claim deductibles that do not exceed [*]:

Comprehensive General Liability and Personal Injury, including coverage for contractual liability assumed by PROTIVA and coverage for PROTIVA independent contractor(s), with limits of at least [*] per occurrence and a general aggregate limit of [*].

Prior to, at, and following the dosing of the first patient in a Phase I Clinical Trial of any Licensed Product by PROTIVA or its Affiliates or Sublicensees, Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit of at least [*].

Prior to, at, and following the First Commercial Sale of any Licensed Product by PROTIVA or its Affiliates or Sublicensees, Products/Clinical/Professional Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with limits of at least [*] per occurrence and an aggregate limit of at least [*], with ALNYLAM to be named as an additional insured party with respect to each RNAi Product or miRNA Product under such coverage.

10.5 ALNYLAM Insurance. With respect to its activities under this Agreement, ALNYLAM will secure and maintain in full force and effect throughout the term of the license set out in Section 4.3 (and for at least six (6) years thereafter for claims-made coverage), the following types and amounts of insurance coverage with carriers having a minimum AM Best rating of A, with per claim deductibles that do not exceed [*]:

Comprehensive General Liability and Personal Injury, including coverage for contractual liability assumed by ALNYLAM and coverage for ALNYLAM independent contractor(s), with limits of at least [*] per occurrence and a general aggregate limit of [*].

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Prior to, at, and following the dosing of the first patient in a Phase I Clinical Trial of any Licensed Product by ALNYLAM or its Affiliates or Sublicensees, Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit of at least [*].

Prior to, at, and following the First Commercial Sale of any Licensed Product by ALNYLAM or its Affiliates or Sublicensees, Products/Clinical Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with limits of at least [*] per occurrence and an aggregate limit of at least [*], with PROTIVA to be named as an additional insured party with respect to each Licensed Product under such coverage.

ARTICLE XI – EXPORT

11.1 General. The Parties acknowledge that the exportation from the United States of materials, products and related technical data (and the re-export from elsewhere of United States origin items) may be subject to compliance with United States export laws, including without limitation the United States Bureau of Export Administration’s Export Administration Regulations, the Act and regulations of the FDA issued thereunder, and the United States Department of State’s International Traffic and Arms Regulations which restrict export, re-export, and release of materials, products and their related technical data, and the direct products of such technical data. The Parties agree, under this Agreement, to comply with all applicable exports laws and to commit no act that, directly or indirectly, would violate any United States law, regulation, or treaty, or any other international treaty or agreement, relating to the export, re-export, or release of any materials, products or their related technical data to which the United States adheres or with which the United States complies.

11.2 Delays. The Parties acknowledge that they cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party.

11.3 Assistance. The Parties agree to provide assistance to one another in connection with each Party’s efforts to fulfill its obligations under this Article XI.

ARTICLE XII – EFFECTIVE DATE, TERM AND TERMINATION

12.1 Effective Date; Term; Expiration. The “Effective Date” shall be the date upon which this Agreement and the ALNYLAM-TEKMIRA License Agreement are released from escrow and delivered to the appropriate parties in accordance with the terms of the Escrow Agreement. Unless and until the foregoing condition is met, the Original Cross-License Agreement shall remain in full force and effect and the terms and conditions of the Original Cross-License Agreement shall govern the Parties without any regard being given to this Agreement or its terms and conditions. On and as of the Effective Date, this Agreement will supersede and replace the Original Cross-License Agreement and, unless terminated earlier as provided herein, the licenses granted under this Agreement will expire at the end of the periods described in Section 2.12, 3.4 or 4.3, as applicable to each of such licenses.

12.2 Material Breach.

(a) ALNYLAM, as the licensor under Articles II and III, will have the right to terminate the licenses granted under such Articles, upon written notice to PROTIVA, in the event

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PROTIVA materially breaches its obligations under this Agreement related to the license granted under Articles II or III and does not remedy such breach within ninety (90) days after receipt of written notice from ALNYLAM specifically identifying the breach and stating that ALNYLAM intends to terminate such licenses if PROTIVA fails to remedy the breach within the ninety (90)-day time period; provided, however, that if PROTIVA disputes in good faith that the claimed breach exists, such 90-day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith.

(b) PROTIVA, as the licensor under Article IV, will have the right to terminate the licenses granted under such Article, upon written notice to ALNYLAM, in the event ALNYLAM materially breaches its obligations under this Agreement related to the license granted under Article IV and does not remedy such breach within ninety (90) days after receipt of written notice from PROTIVA specifically identifying the breach and stating that PROTIVA intends to terminate such licenses if ALNYLAM fails to remedy the breach within the ninety (90)-day time period; provided, however, that if ALNYLAM disputes in good faith that the claimed breach exists, such 90-day period will not start to run until such dispute has been resolved or can no longer be maintained in good faith.

(c) In the event that ALNYLAM materially breaches its obligations under this Agreement as referenced below, and does not remedy such breach within ninety (90) days after receipt of written notice from PROTIVA specifically identifying the breach, PROTIVA will, in addition to its rights under Section 12.2(b), have the following rights: (i) if ALNYLAM’s material breach is in respect of its obligations arising under Articles II or III of this Agreement, PROTIVA may (A) suspend any obligation to make payments to ALNYLAM due under Articles II or III of this Agreement until such time as the breach is cured and (B) suspend the performance of its obligations under the PLK Research Plan; and/or (C) terminate its obligations under the PLK Research Plan; or (ii) if ALNYLAM’s material breach is in respect of its obligations arising under Articles IV or V of this Agreement, PROTIVA may (A) suspend the performance of its obligations under the R&D Research Plan; and/or (B) terminate its obligations under the R&D Research Plan; provided, however, that if ALNYLAM disputes in good faith that the claimed breach exists, PROTIVA will not exercise its right of termination under clauses (i)(C) or (ii)(B) above until such dispute has been resolved or can no longer be maintained in good faith. Within sixty (60) days after cure of the breach, PROTIVA will pay to ALNYLAM all amounts previously due, but not paid as a result of any suspension of payments.

(d) In the event that PROTIVA materially breaches its obligations under this Agreement as described below, and does not remedy such breach within ninety (90) days after receipt of written notice from ALNYLAM specifically identifying the breach, ALNYLAM will, in addition to its rights under Section 12.2(a), have the following rights: (i) if PROTIVA’s material breach is in respect of its obligations arising under Articles IV or V of this Agreement, ALNYLAM may suspend any obligation to make payments to PROTIVA due under Articles IV and V of this Agreement until such time as the breach is cured; and/or (ii) if PROTIVA’s material breach is in respect of its obligations under Articles II or III, ALNYLAM suspend its obligations under Section 3.2 with respect to Targets proposed by PROTIVA. Within sixty (60) days after cure of the breach, ALNYLAM will pay to PROTIVA all amounts previously due, but not paid as a result of any suspension of payments.

(e) In the event that TEKMIRA is in breach of any of its material obligations under any “Transaction Document” (defined below) to which it is a party (other than the Supply Agreement or any Quality Agreement (as such terms are defined in the ALNYLAM-TEKMIRA License Agreement)), by causes and reasons within the control of TEKMIRA, and if the breach is capable of being cured, TEKMIRA has not cured such breach within the period provided for cure under the applicable Transaction Document or, if greater, ninety (90) days after receiving notice of such breach from the non-breaching Party, and if, and to the extent that ALNYLAM exercises its rights to terminate any licenses under the ALNYLAM-TEKMIRA License Agreement with respect to Exclusively Licensed Tekmira IP, then ALNYLAM may, in its sole discretion, also and concurrently (and to the same extent, e.g., with respect to the same “Region” as defined in the ALNYLAM-TEKMIRA License Agreement) terminate the licenses under this Agreement to PROTIVA with respect to Exclusively Licensed Tekmira IP; provided, however, that, in the event of a good faith dispute with respect to the existence of a material breach, the applicable cure period shall be tolled until such time as the dispute is resolved pursuant to the dispute resolution provisions of the applicable Transaction Document, or in the absence of any dispute resolution provisions in the applicable Transaction Document, Section 12.6 of the ALNYLAM-TEKMIRA License Agreement. “Transaction Documents” means the ALNYLAM Subscription Agreement, the ALNYLAM-TEKMIRA License Agreement, the Tekmira-UBC License Agreement, the UBC Sublicense Documents, the Loan Agreement (all as defined in the ALNYLAM-TEKMIRA License Agreement), all letter agreements and other documents executed by TEKMIRA in connection with the Original ALNYLAM-TEKMIRA License Agreement and any other documents or agreements that are executed by the Parties and/or TEKMIRA after the Original Effective Date as contemplated by this Agreement or the ALNYLAM-TEKMIRA License Agreement.

12.3 Challenges of ALNYLAM Patent Rights. In the event that PROTIVA, TEKMIRA or any of their Affiliates shall (a) commence or participate in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the ALNYLAM Patent Rights licensed hereunder, or any claim thereof or (b) actively assist any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of any of such ALNYLAM Patent Rights or any claim thereof, ALNYLAM will have the right to give notice to PROTIVA (which notice must be given, if at all, within sixty (60) days after ALNYLAM first learns of the foregoing) that the licenses granted by ALNYLAM to such ALNYLAM Patent Right will terminate in thirty (30) days following such notice, and, unless PROTIVA or TEKMIRA withdraws or causes to be withdrawn all such challenge(s) within such thirty-day period, such licenses will so terminate.

12.4 Challenges of PROTIVA Patent Rights. In the event that ALNYLAM or any of its Affiliates shall (a) commence or participate in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of any of the PROTIVA Patent Rights or any claim thereof or (b) actively assist any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of any of such PROTIVA Patent Rights or any claim thereof, PROTIVA will have the right to give notice to ALNYLAM (which notice must be given, if at all, within sixty (60) days after PROTIVA first learns of the foregoing) that ALNYLAM’s license under Class 1 PROTIVA Patent Rights and/or the license under Class 2 PROTIVA Patent Rights will terminate in thirty (30) days following such notice, and, unless ALNYLAM withdraws or causes to be withdrawn all such challenge(s) within such thirty-day period, such licenses will so terminate.

12.5 Consequences of Termination; Survival.

(a) In the event of termination by ALNYLAM under Section 12.2(a) above, all licenses and rights granted by ALNYLAM to PROTIVA under Article II and III and Section 5.6 of this Agreement will terminate; provided, however, that to the extent such licenses and rights are required in respect of clinical trials that are ongoing and cannot reasonably be terminated promptly due to health or safety reasons or the requirements of applicable law, such licenses and rights will continue in effect until such clinical trials are properly terminated. Moreover, any breach of the restrictions in Section 5.6(d) which PROTIVA fails to cure within ninety (90) days after receipt of written notice from ALNYLAM specifically identifying the breach, shall result in the termination of PROTIVA’s license under such Section to the Alnylam Data, but it shall not, by itself, result in the termination of any other licenses to PROTIVA under this Agreement unless ALNYLAM meets the burden of demonstrating that such breach has had or is reasonably likely to have a material adverse effect on the benefits, taken as a whole, that ALNYLAM reasonably anticipates it will obtain from this Agreement and the ALNYLAM-TEKMIRA License Agreement and the activities and grants contemplated under such agreements.

(b) In the event of termination by PROTIVA under Section 12.2(b) above, all licenses and rights granted by PROTIVA to ALNYLAM under Article IV of this Agreement will terminate; provided, however, that to the extent such licenses and rights are required in respect of clinical trials that are ongoing and cannot reasonably be terminated promptly due to health or safety reasons or the requirements of applicable law, such licenses and rights will continue in effect until such clinical trials are properly terminated.

(c) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Licensed Product sold prior to such expiration or termination. The provisions of Article VIII shall survive the expiration or termination of this Agreement. In addition, to the extent applicable under their terms, the provisions of Sections 4.14, 5.6(b), 5.6(d) (subject to the provisions of Section 12.2(a)), 7.1, 7.3, 7.4, 7.7, 11.1, and 13.4, and Articles I, IX, X, XII, and XIV shall survive any expiration or termination of this Agreement.

12.6 License upon Termination.

(a) Upon any termination of this Agreement, ALNYLAM shall enter into an agreement containing substantially the same provisions as this Agreement with any Sublicensees of PROTIVA existing at the time of such termination, covering the RNAi Products that had been licensed to such Sublicensee by PROTIVA in compliance with this Agreement, provided that at the time of any termination of this Agreement, such Sublicensees are in full compliance with the terms and conditions of the sublicense agreement. ALNYLAM acknowledges that such Sublicensees of PROTIVA that are then in full compliance with the terms and conditions of their respective sublicense agreement are third party beneficiaries of this Agreement, including this Section 12.6(a).

(b) Upon any termination of this Agreement, PROTIVA shall enter into an agreement containing substantially the same provisions as this Agreement with any Sublicensees of ALNYLAM existing at the time of such termination, covering the RNAi Products and miRNA Products that had been licensed to such Sublicensee by ALNYLAM in compliance with this Agreement, provided that at the time of any termination of this Agreement, such Sublicensees are in full compliance with the terms and conditions of the sublicense agreement. PROTIVA acknowledges that such Sublicensees of ALNYLAM that are then in full compliance with the terms and conditions of their respective sublicense agreement are third party beneficiaries of this Agreement, including this Section 12.6(b).

ARTICLE XIII – SEPARATE CONDUCT OF CERTAIN PROTIVA AND TEKMIRA ACTIVITIES

13.1 Separate Conduct. Immediately upon the effective date of the Purchase Agreement and through [*] (the “Restriction Period”), PROTIVA has taken and will take all steps necessary to ensure, to the maximum extent practicable, that there was and is no collaboration between, or joint inventive work conducted by, PROTIVA and TEKMIRA under the Second Target Research Plan or under the PLK Research Plan or the R&D Research Plan, or under the Research Plan or Manufacturing Plan (as each such term is defined in the ALNYLAM-TEKMIRA License Agreement), or any activities contemplated thereunder, with the goal of preventing any and all of certain intellectual property from becoming licensed to Merck & Co. under the Merck Settlement Agreement. Such steps shall include, without limitation, the requirement that during the Restriction Period, PROTIVA has maintained and shall maintain research and manufacturing operations that are separate from the research and manufacturing operations of TEKMIRA for all activities under the Research Plan, the Manufacturing Plan (as each such term is defined in the ALNYLAM-TEKMIRA License Agreement), the Second Target Research Plan, the PLK Research Plan and the R&D Research Plan, and has ensured and shall ensure that the PROTIVA personnel who work on the Second Target Research Plan or the PLK Research Plan or the R&D Research Plan did not and do not undertake research activities with or for TEKMIRA under the Research Plan or the Manufacturing Plan.

13.2 Common Management; TEKMIRA Facilities Option. Notwithstanding the requirements of Section 13.1, during the Restriction Period (a) PROTIVA and TEKMIRA may (i) have common management in the form of one person who serves as CEO of both companies, (ii) have interlocking boards of directors, and (iii) share with each other or loan to each other specific items of equipment and/or other tangible and intangible assets (but not human resources, other than administrative personnel not involved in Research or Development activities); and (b) PROTIVA may use TEKMIRA’s physical facilities solely to manufacture (x) at ALNYLAM’s sole discretion, a product formulation developed by PROTIVA for ALNYLAM under this Agreement; or (y) upon mutual written agreement of ALNYLAM, TEKMIRA and PROTIVA, an RNAi Product directed to the PLK Target (“TEKMIRA Facilities Option”).

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13.3 Notification. During the period from the Effective Date through December 31, 2008, PROTIVA shall notify ALNYLAM in writing within thirty (30) days after conception of any intellectual property conceived by PROTIVA or TEKMIRA (or their employees or consultants) on or prior to [*], with respect to which ALNYLAM has a license under this Agreement, the ALNYLAM-TEKMIRA License Agreement or the UBC Sublicense (as defined in the ALNYLAM-TEKMIRA License Agreement), it being understood that such notice as to the period from the end of the Restriction Period through [*] will be for informational purposes only.

13.4 Violations, Penalties. In the event that any joint invention is made (i) by inventor(s) who are employees or consultants of PROTIVA and inventor(s) who are employees or consultants of TEKMIRA during the Restriction Period, (ii) due to or in respect of the conduct of PROTIVA and/or TEKMIRA during the Restriction Period and (iii) without any inventive contribution from ALNYLAM or communication by or through ALNYLAM of any information or materials from TEKMIRA or PROTIVA to the other in a manner that is material to the determination of inventorship (any such joint invention is hereinafter referred to as a “Restricted Joint Invention”), with the result that any rights to such Restricted Joint Invention are licensed to Merck Entities under the Merck Settlement Agreement (or would have been so licensed to Merck Entities under the terms of the Merck Settlement Agreement as they existed on the Effective Date), then, except and solely to the extent that any such Restricted Joint Invention arises from manufacturing performed by PROTIVA at a TEKMIRA facility as a result of the exercise of the Tekmira Facilities Option:

(a) PROTIVA shall pay to ALNYLAM any and all royalties and milestone payments received from Merck Entities under the Merck Settlement Agreement with respect to the development or commercialization of any product as to which the Merck Entities owed such royalties or milestones due to the coverage of such product by any claims (whether issued or pending) covering such Restricted Joint Invention (or that would have been so received from Merck Entities under the terms of the Merck Settlement Agreement as they existed on the Effective Date);

(b) ALNYLAM shall have a fully-paid, perpetual, milestone-free, royalty-free, and exclusive (except as to the Merck Entities’ rights under the Merck Settlement Agreement) license to PROTIVA’s right, title and interest in the Restricted Joint Invention; and

(c) any and all royalties required to be paid by ALNYLAM to PROTIVA under this Agreement with respect to ALNYLAM Development Products that are Licensed Products the identification, characterization, validation, synthesis, development, use, formulation, manufacture, production or sale of which, where and when occurring, would, but for the grant of a license or sublicense from Tekmira, infringe a Valid Claim of the Exclusively Licensed Tekmira IP shall be reduced by fifty percent (50%).

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ARTICLE XIV – MISCELLANEOUS

14.1 Representations and Warranties.

(a) Mutual Representations and Warranties by PROTIVA and ALNYLAM.

(i) Each Party hereby represents and warrants to the other Party as of the Effective Date:

(1) It is a corporation duly organized under the laws of the state of its incorporation, and has all necessary power and authority to conduct its business in the manner in which it is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used, and to enter into and perform its obligations under this Agreement.

(2) The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and its Board of Directors and no consent, approval, order or authorization of, or registration, declaration or filing with any Third Party or governmental authority is necessary for the execution, delivery or performance of this Agreement.

(3) This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(4) Neither it nor any of its Affiliates has been found in breach of any laws or regulations governing the production of medicinal products in the United States or any other jurisdiction within the Territory.

(5) Neither it nor any of its Affiliates or employees has been debarred (nor is it or any of its Affiliates or employees using in any capacity in connection with its activities under this Agreement any person who has been debarred) by the FDA from working for or providing services to any pharmaceutical or biotechnology company under Section 306 of the United States Food, Drug and Cosmetic Act. Each Party agrees to inform the other Party in writing immediately if it or any person that is performing activities under this Agreement is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates.

(6) It has never approved or commenced any proceeding, or made any election contemplating, the winding up or cessation of its business or affairs or the assignment of material assets for the benefit of creditors. To such Party’s knowledge, no such proceeding is pending or threatened.

(ii) Each Party will notify the other Party promptly in writing if any proceeding described in Section 14.1(a)(i)(6) is approved, commenced or, to such Party’s knowledge, becomes pending or threatened, against it. Each Party will promptly provide copies to the other Party of all documents filed with the court with respect to such proceedings and will consult with such other Party in a timely manner concerning the progress and/or disposition of such proceedings.

(iii) Each Party acknowledges and agrees that the other Party has not made any representation or warranty that it has or can provide all the rights that are necessary or useful to Research, Develop or Commercialize (as applicable) an RNAi Product (and/or miRNA Product in the case of ALNYLAM).

(iv) Each Party represents and warrants to the other Party that as of the Effective Date it has the right to grant to such other Party, its Affiliates and Sublicensees the licenses granted hereunder and has not granted any conflicting rights to any other person or entity. Each Party shall maintain any applicable in- licenses in effect and shall not amend any such in-licenses in a manner that is detrimental to the rights of the other Party under this Agreement without the prior written consent of such other Party.

(b) ALNYLAM Representations and Warranties. ALNYLAM hereby represents and warrants to PROTIVA that:

(i) except for the Exclusively Licensed Tekmira IP, as to which ALNYLAM makes no representations or warranties, to ALNYLAM’s knowledge, the conception, development and reduction to practice of the ALNYLAM Patent Rights licensed to PROTIVA under this Agreement did not constitute or involve the misappropriation of trade secrets or other rights or property of any person or entity; and

(ii) except as set forth in Appendix V, it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the ALNYLAM Patent Rights in a manner that conflicts with any rights granted to PROTIVA hereunder.

(c) PROTIVA Representations and Warranties. PROTIVA hereby represents and warrants to PROTIVA that:

(i) the patents and patent applications listed on Appendices A-2 and A-3 are all the PROTIVA Patent Rights existing on the Effective Date, and include, without limitation, all the patent rights licensed by PROTIVA to the Merck Entities. To PROTIVA’s knowledge, the conception, development and reduction to practice of the PROTIVA Patent Rights and Know-How licensed to ALNYLAM under this Agreement do not constitute or involve the misappropriation of trade secrets or other rights or property of any person or entity;

(ii) except as set forth herein this Agreement, it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the PROTIVA Patent Rights in a manner that conflicts with any rights granted to ALNYLAM hereunder; and

(iii) the Merck Settlement Agreement does not provide that any payments, other than milestone and royalty payments, will be owed or would be owed by the Merck Entities to PROTIVA or its Affiliates with respect to the development or commercialization of any product due to the coverage of such product by any claims (whether issued or pending) covering any Restricted Joint Invention.

(d) Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY INTELLECTUAL PROPERTY, LICENSED PRODUCTS, GOODS, THE COLLABORATION, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT OR VALIDITY OF PATENT RIGHTS WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO SUCH LICENSED PRODUCTS WILL BE ACHIEVED.

14.2 Dispute Resolution; Arbitration Procedures.

(a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Parties will try to settle such dispute, controversy or claim amicably between themselves, including referring such dispute, controversy or claim to the Chief Operating Officer of ALNYLAM or his designee, and the Chief Executive Officer of PROTIVA, or any other officer designated by such Chief Executive Officer. In the event that after forty-five (45) days the designated officers of both Parties fail to resolve the matter, either Party may submit such dispute, controversy or claim that is not an “Excluded Claim” for resolution by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce. Judgment on the arbitration award may be entered in any court of competent jurisdiction. The arbitration will be conducted in New York, New York and the language of all communications and proceedings relating to the arbitration will be English.

(b) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the Parties shall select two replacement arbitrators to replace the arbitrators originally selected, which replacement arbitrators shall select a third arbitrator within thirty (30) days of their appointment. The Parties agree (a) to meet with the arbitrator(s) within thirty (30) days of selection and (b) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than six (6) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of any post-hearing briefing, which briefing will be completed by both sides within thirty (30) days after the conclusion of the hearings, or within sixty (60) days of the conclusion of the hearings if there is no post-hearing briefing. In the event the Parties cannot agree upon procedures for discovery as set forth in (a) above, the arbitrator(s) shall provide that discovery be limited so that the schedule may be met without difficulty and so that neither side obtains more than a total of twenty-five (25) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serves more than ten (10) individual requests for documents or ten (10) individual requests for admission or interrogatories. In no event will the arbitrator(s), absent agreement of the Parties, allow more than three (3) days per side for the hearing or more than a total of six (6) days for the hearing. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e) The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(f) As used in this Section 14.2, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trade secret, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Excluded Claims shall be resolved in a court of competent jurisdiction.

14.3 Publicity. No disclosure of the existence of, or the terms of, this Agreement may be made by either Party or its Affiliates, and no Party or its Affiliate shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or as set forth in this Section 14.3. The Parties expect that upon the Effective Date of this Agreement TEKMIRA will, and ALNYLAM may, issue separate press releases publicizing the execution of this Agreement and the ALNYLAM-TEKMIRA License Agreement, and that prior to the execution of this Agreement, ALNYLAM and TEKMIRA shall agree in writing upon any such press releases. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any proposed press releases prior to the issuance thereof. Either Party may issue such press releases or otherwise make such public statements or disclosures (such as in annual reports to stockholders or filings with the Securities and Exchange Commission) as it determines, based on advice of counsel and with reasonable prior written notice to the other Party, are reasonably necessary to comply with applicable laws and regulations. In addition, following any press release(s) announcing this Agreement or the Original Cross-License Agreement or any other public disclosure approved by both Parties, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

14.4 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement will be deemed a breach of this Agreement or create any liability if the same will arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; war; rebellion; insurrection; riot; and invasion. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.5 Consequential Damages. NEITHER PARTY (INCLUDING ITS AFFILIATES AND SUBLICENSEES) SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFIT OR LOST REVENUE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF A PARTY OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OR NON-SOLICITATION OBLIGATIONS IN SECTION 8.3.

14.6 Assignment. (a) This Agreement, and any of its rights and obligations, may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that subject to Section 14.7, either Party may assign this entire Agreement, without the consent of the other Party, to an Affiliate or in connection with such Party’s merger, consolidation or transfer or sale of all or substantially all of the assets of such Party; and provided further that the successor, surviving entity, purchaser of assets, or transferee, as applicable, expressly assumes in writing such Party’s obligations under this Agreement, if any. Notwithstanding the foregoing, PROTIVA may not assign (i) this Agreement or its rights and obligations hereunder to TEKMIRA without ALNYLAM’s prior written consent, except that PROTIVA may, upon prior written notice to ALNYLAM, transfer or assign its rights and obligations with respect to any PROTIVA Development Targets, any PROTIVA Development Products and /or any Licensed Products for the PLK Target (subject to the terms and conditions of Article II) to TEKMIRA; provided that, (x) any such transfer shall be subject in all respects to the Merck Restriction and the terms of Article XIII, and (y) TEKMIRA expressly assumes in writing PROTIVA’s obligations with respect to such PROTIVA Development Target(s), PROTIVA Development Product(s) and/or Licensed Product(s) for the PLK Target; or (ii) its rights under this Agreement to perform the PLK Research Plan or the R&D Research Plan to any PROTIVA Affiliate of which [*] or more of the outstanding voting securities are owned, controlled or held by a pharmaceutical company, biotechnology company, or group of such companies acting in concert, with annual sales of human pharmaceutical products greater than [*] of control of the management and policies of PROTIVA (“Significant Pharmaceutical Company”) or by any investment entity affiliated with any such Significant Pharmaceutical Company.

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(b) Any purported transfer or assignment in contravention of this Section 14.6 shall, at the option of the non-assigning Party, be null and void and of no effect.

(c) This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

(d) The above notwithstanding: (i) PROTIVA agrees not to assign or transfer this Agreement to any Third Party who is not also the assignee or transferee of all ownership rights in the Class 1 PROTIVA Patent Rights and the Class 2 PROTIVA Patent Rights or otherwise in a manner that would be inconsistent with ALNYLAM’s rights under this Agreement; and (ii) ALNYLAM agrees not to assign this Agreement to any Third Party who is not also the assignee or transferee of all ownership rights in the ALNYLAM Patent Rights or otherwise in a manner that would be inconsistent with PROTIVA’s rights under this Agreement.

14.7 License, Provision of Information and other Rights Upon Material Breach, Bankruptcy or Change of Control. In the event PROTIVA materially breaches its obligations under Article V of this Agreement and does not remedy such breach within ninety (90) days after receipt of written notice from ALNYLAM specifically identifying the breach, or in the event a proceeding is initiated with respect to PROTIVA’s insolvency, bankruptcy reorganization, liquidation or receivership, that is not withdrawn within sixty (60) days or upon an assignment of a substantial portion of the assets for the benefit of creditors by PROTIVA or upon any “Change of Control” of PROTIVA, (i) the licenses granted to ALNYLAM under this Agreement will remain in full force and effect in accordance with their terms; and (ii) PROTIVA will promptly provide to ALNYLAM all then-existing Licensed Information with respect to all Formulations identified or developed under this Agreement, to the extent such Licensed Information has not previously been provided to ALNYLAM and (iii) the conduct of activities in respect of the PLK Research Plan and R&D Research Plan, including funding from ALNYLAM, will be terminated immediately at ALNYLAM’s discretion.

For purposes of this Section 14.7, “Change of Control” means a Change of Control under and as defined in the ALNYLAM-TEKMIRA License Agreement, or any other transaction, or series of related transactions, whereby (a) PROTIVA merges, reorganizes, amalgamates or consolidates with another entity, and the shareholders of PROTIVA owning at least fifty percent (50%) of the outstanding voting securities of PROTIVA immediately prior to such transaction(s) own less than fifty percent (50%) of the outstanding voting securities of PROTIVA or the surviving entity as a result of such transaction(s); (b) PROTIVA sells, transfers or otherwise disposes of all or substantially all of its assets to which this Agreement relates; or (c) PROTIVA issues securities to any Third Party, TEKMIRA sells, transfers or otherwise disposes of any PROTIVA securities, or PROTIVA permits or otherwise consents to the sale, transfer or other disposition of any PROTIVA securities, if and only if, in any of these circumstances, such transaction or series of transactions results in a new Affiliate of PROTIVA; provided, however, that (i) the merger, reorganization, amalgamation or consolidation of PROTIVA with TEKMIRA after the end of the Restriction Period, and (ii) the sale or transfer of all or substantially all of the assets to which this Agreement relates to TEKMIRA after the end the Restriction Period, shall not be deemed a

Change of Control for purposes of this Section 14.7. ALNYLAM acknowledges and agrees that the transactions under the Purchase Agreement will not constitute a “Change of Control” under either the Original Cross-License Agreement or this Agreement. Upon (1) PROTIVA receiving or otherwise becoming aware of a proposal or intention by a Third Party to take any action, whether directly or indirectly, including without limitation a non-binding letter of intent, that could lead to a Change of Control, (2) PROTIVA planning to solicit or soliciting offers relating to its voting securities or assets that could lead to a Change of Control, or (3) any Change of Control, PROTIVA shall provide prompt written notice thereof to ALNYLAM.

14.8 Notices.

Notices to ALNYLAM will be addressed to:

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

U.S.A.

Attention: Vice President - Legal

Facsimile No.: (617) 551-8101

With copy to:

Faber Daeufer & Rosenberg PC

950 Winter Street, Suite 4500

Waltham, Massachusetts 02451

Attention: Sumy C. Daeufer, Esq.

Facsimile No.: (781) 795-4747

Notices to PROTIVA will be addressed to:

PROTIVA Biotherapeutics Inc.

100-3480 Gilmore Way

Burnaby, B.C., Canada

Attention: President & CEO

Facsimile No.: (604) 630-5103

With copy to:

Fenwick & West LLP

1191 Second Avenue

Seattle, WA 98101

Attention: Roger M. Tolbert, Esq.

Facsimile No.: (206) 389-4511

Any Party may change its address by giving notice to the other Party in the manner provided in this Section 14.8. Any notice required or provided for by the terms of this Agreement will be in writing and will be (a) sent by certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international express courier service, or (c) sent by facsimile transmission, with a copy by regular mail. The effective date of the notice will be the actual date of receipt by the receiving Party.

14.9 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed as authorization for either Party to act as the agent for the other Party.

14.10 Governing Law; Jurisdiction. This Agreement will be governed and interpreted in accordance with the substantive laws of the State of Delaware, U.S.A., notwithstanding the provisions governing conflict of laws under such law of the State of Delaware to the contrary, provided that (i) matters of intellectual property law will be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, and (ii) the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from this Agreement.

14.11 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions will not be affected and the rights and obligations of the Parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties will negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.

14.12 No Implied Waivers. The waiver by either Party of a breach or default of any provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

14.13 Headings. The headings of articles and sections contained this Agreement are intended solely for convenience and ease of reference and do not constitute any part of this Agreement, or have any effect on its interpretation or construction.

14.14 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all previous written or oral representations, agreements and understandings between the Parties including, without limitation, the Original Cross-License Agreement. This Agreement (including the attachments hereto) may be amended only by a writing signed by both Parties.

14.15 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.16 No Third Party Beneficiaries. Except as expressly contemplated herein, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

14.17 Further Assurances. The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions.

14.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have set their hand to this Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maraganore
	Name:	John Maraganore
	Title:	CEO

PROTIVA BIOTHERAPEUTICS INC.

By:	/s/ Mark J. Murray
	Name:	Mark J. Murray
	Title:	President and CEO

EXHIBIT A-1

ALNYLAM Patent Rights

CaseNumber	AppTitle	Ctry	AppNumber	FilDate	PubNumber	PubDate	PatNumber	IssDate	Application Status
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

EXHIBIT A-1-A

CERTAIN ALNYLAM PATENTS RIGHTS RELATING TO THE APOB TARGET

[*]

Docket	Country	Parent PCT Number	Parent PCT Date	Application Number	Filing Date	Publication Number	Publication Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

*Confidential Treatment Requested.

EXHIBIT A-2

Class 1 PROTIVA Patent Rights

[*]

*Confidential Treatment Requested.

CONFIDENTIAL

PATENT PROPERTY STATUS REPORT

PREPARED FOR

Protiva Biotherapeutics Inc.

100-3480 Gilmore Way

Burnaby, British Columbia V5G 4Y1

PREPARED BY

TOWNSEND AND TOWNSEND AND CREW LLP

San Francisco Office TWO EMBARCADERO CENTER EIGHTH FLOOR SAN FRANCISCO, CA 94111 (415) 576-0200 voice (415) 576-0300 facsimile	Palo Alto Office 379 LYTTON AVENUE PALO ALTO, CA 94301-1431 (650) 326-2400 voice (650) 326-2422 facsimile	Seattle Office 1420 FIFTH AVENUE SUITE 4400 SEATTLE, WA 98101-2325 (206) 467-9600 voice (206) 623-6793 facsimile

Denver Office 1200 SEVENTEENTH STREET SUITE 2700 DENVER, CO 80202 (303) 571-4000 voice (303) 571-4321 facsimile	Walnut Creek Office 2175 N. CALIFORNIA BLVD. SUITE 600 WALNUT CREEK, CA 94596 (925) 472-5000 voice (925) 472-8895 facsimile	San Diego Office 12730 HIGH BLUFF DRIVE SUITE 400 SAN DIEGO, CA 92130 (858) 350-6100 voice (858) 350-6111 facsimile

Tokyo Office THE IMPERIAL HOTEL TOWER 15th Floor 1-1-1 UCHISAIWAICHO CHIYODA-KU, 100-0011 TOKYO, JAPAN +81.3.3507.5609 voice +81.3.3507.5930 facsimile	Washington D.C. Office 1301 K Street, N.W. Ninth Floor, East Tower Washington, D.C. 20005 +(202) 481-9900 voice +(202) 481-3972 facsimile

May 20, 2008

CLASS I

Please contact us for explanations or limitation of this report.

TTC Ref Country	Title	Inventor	Application No. Filing Date	Patent No. Issue Date	Status Remarks
[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

EXHIBIT A-3

Class 2 PROTIVA Patent Rights

[*]

*Confidential Treatment Requested.

CONFIDENTIAL

PATENT PROPERTY STATUS REPORT

PREPARED FOR

Protiva Biotherapeutics Inc.

100-3480 Gilmore Way

Burnaby, British Columbia V5G 4Y1

PREPARED BY

TOWNSEND AND TOWNSEND AND CREW LLP

San Francisco Office TWO EMBARCADERO CENTER EIGHTH FLOOR SAN FRANCISCO, CA 94111 (415) 576-0200 voice (415) 576-0300 facsimile	Palo Alto Office 379 LYTTON AVENUE PALO ALTO, CA 94301-1431 (650) 326-2400 voice (650) 326-2422 facsimile	Seattle Office 1420 FIFTH AVENUE SUITE 4400 SEATTLE, WA 98101-2325 (206) 467-9600 voice (206) 623-6793 facsimile

Denver Office 1200 SEVENTEENTH STREET SUITE 2700 DENVER, CO 80202 (303) 571-4000 voice (303) 571-4321 facsimile	Walnut Creek Office 2175 N. CALIFORNIA BLVD. SUITE 600 WALNUT CREEK, CA 94596 (925) 472-5000 voice (925) 472-8895 facsimile	San Diego Office 12730 HIGH BLUFF DRIVE SUITE 400 SAN DIEGO, CA 92130 (858) 350-6100 voice (858) 350-6111 facsimile

Tokyo Office THE IMPERIAL HOTEL TOWER 15th Floor 1-1-1 UCHISAIWAICHO CHIYODA-KU, 100-0011 TOKYO, JAPAN +81.3.3507.5609 voice +81.3.3507.5930 facsimile	Washington D.C. Office 1301 K Street, N.W. Ninth Floor, East Tower Washington, D.C. 20005 +(202) 481-9900 voice +(202) 481-3972 facsimile

May 20, 2008

CLASS II

Please contact us for explanations or limitation of this report.

TTC Ref Country	Title	Inventor	Application No. Filing Date	Patent No. Issue Date	Status Remarks
[*]	[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

EXHIBIT B

IN-LICENSES COVERING ALNYLAM PATENT RIGHTS

[*]

*Confidential Treatment Requested.

EXHIBIT C

PLK RESEARCH PLAN

[*]

*Confidential Treatment Requested.

EXHIBIT D

R&D RESEARCH PLAN

[*]

*Confidential Treatment Requested.

EXHIBIT E

[*]

*Confidential Treatment Requested.

APPENDIX I

PLK TARGET

[*]

*Confidential Treatment Requested.

APPENDIX II

DESCRIPTION OF LICENSED INFORMATION TO BE DISCLOSED BY PROTIVA

[*]

*Confidential Treatment Requested.

APPENDIX III

[Intentionally omitted]

APPENDIX IV

Terms and Conditions of Co-Development Agreement

[*]

*Confidential Treatment Requested.

APPENDIX V

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

[*]

*Confidential Treatment Requested.